Exhibit 4.2

Consolidated Financial Statements

  BRP Inc.

For the years ended January 31, 2018 and 2017

Deloitte LLP La Tour Deloitte 1190 Avenue des Canadiens-de-Montréal Suite 500 Montreal QC H3B 0M7 Canada Tel.: 514-393-7115 Fax: 514-390-4111 www.deloitte.ca

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of BRP Inc.

We have audited the accompanying consolidated financial statements of BRP Inc., which comprise the consolidated statements of financial position as at January 31, 2018 and January 31, 2017, and the consolidated statements of net income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of BRP Inc. as at January 31, 2018 and January 31, 2017, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

March 20, 2018

1 CPA auditor, CA, public accountancy permit No. A124391

BRP Inc.

CONSOLIDATED STATEMENTS OF NET INCOME

[in millions of Canadian dollars, except per share data]

		Years ended
	Notes	January 31, 2018	January 31, 2017

Revenues	19	$ 4,486.9	$ 4,171.5
Cost of sales	20	3,419.4	3,162.6
Gross profit		1,067.5	1,008.9

Operating expenses
Selling and marketing		288.6	281.5
Research and development		198.6	184.1
General and administrative		166.3	163.9
Other operating expenses	22	13.9	73.1
Total operating expenses		667.4	702.6
Operating income		400.1	306.3

Financing costs	23	60.1	62.7
Financing income	23	(2.2)	(1.5)
Foreign exchange gain on long-term debt		(51.9)	(82.0)
Income before income taxes		394.1	327.1
Income tax expense	24	119.6	70.1

Net income		$ 274.5	$ 257.0
Attributable to shareholders		$ 274.2	$ 257.2
Attributable to non-controlling interest		$ 0.3	$ (0.2)

Basic earnings per share	18	$ 2.56	$ 2.28
Diluted earnings per share	18	$ 2.54	$ 2.27

The accompanying notes are an integral part of these consolidated financial statements.

2

BRP Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

[in millions of Canadian dollars]

		Years ended
	Notes	January 31, 2018	January 31, 2017

Net income		$ 274.5	$ 257.0

Other comprehensive income (loss)

Items that will be reclassified subsequently to net income
Net changes in fair value of derivatives designated as cash flow hedges		4.3	(0.3)
Net changes in unrealized gain (loss) on translation of foreign operations		19.1	(21.4)
Income tax expense		(0.8)	(0.1)
		22.6	(21.8)

Items that will not be reclassified subsequently to net income
Actuarial gains (losses) on defined benefit pension plan	15	(23.1)	12.0
Income tax (expense) recovery		6.0	(3.5)
		(17.1)	8.5
Total other comprehensive income (loss)		5.5	(13.3)
Total comprehensive income		$ 280.0	$ 243.7
Attributable to shareholders		$ 279.4	$ 244.3
Attributable to non-controlling interest		$ 0.6	$ (0.6)

The accompanying notes are an integral part of these consolidated financial statements.

3

BRP Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

[in millions of Canadian dollars]

As at

	Notes	January 31, 2018	January 31, 2017

Cash		$ 226.0	$ 298.6
Trade and other receivables	5	330.1	326.7
Income taxes and investment tax credits receivable		19.9	46.2
Other financial assets	6	11.5	3.5
Inventories	7	752.5	689.8
Other current assets		18.3	18.2
Total current assets		1,358.3	1,383.0

Investment tax credits receivable		4.5	4.2
Other financial assets	6	21.4	20.1
Property, plant and equipment	8	766.8	673.2
Intangible assets	9	314.6	317.1
Deferred income taxes	24	91.0	116.4
Other non-current assets		1.8	2.2
Total non-current assets		1,200.1	1,133.2

Total assets		$ 2,558.4	$ 2,516.2

Trade payables and accruals	11	$ 805.5	$ 718.5
Provisions	12	255.0	232.5
Other financial liabilities	13	133.5	94.7
Income tax payable		42.6	29.6
Current portion of long-term debt	14	19.8	22.7
Other current liabilities		7.3	6.0
Total current liabilities		1,263.7	1,104.0

Long-term debt	14	970.8	901.0
Provisions	12	96.8	85.5
Other financial liabilities	13	27.8	28.7
Employee future benefit liabilities	15	224.8	194.1
Deferred income taxes	24	6.0	16.8
Other non-current liabilities		25.9	20.6
Total non-current liabilities		1,352.1	1,246.7
Total liabilities		2,615.8	2,350.7
Equity (deficit)		(57.4)	165.5

Total liabilities and equity (deficit)		$ 2,558.4	$ 2,516.2

The accompanying notes are an integral part of these consolidated financial statements.

4

BRP Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

[in millions of Canadian dollars]

For the year ended January 31, 2018

	Attributed to shareholders
	Capital Stock (Note 16)	Contributed surplus	Retained losses	Translation of foreign operations	Cash- flow hedges	Total	Non- controlling interests	Total equity (deficit)
Balance as at January 31, 2017	$ 303.0	$ 26.9	$ (169.1)	$ 3.5	$ (3.4)	$ 160.9	$ 4.6	$ 165.5
Net income	—	—	274.2	—	—	274.2	0.3	274.5
Other comprehensive income (loss)	—	—	(17.1)	18.8	3.5	5.2	0.3	5.5
Total comprehensive income	—	—	257.1	18.8	3.5	279.4	0.6	280.0
Dividends (Note 16)	—	—	(25.3)	—	—	(25.3)	—	(25.3)
Issuance of subordinate shares	13.7	(5.3)	—	—	—	8.4	—	8.4
Repurchase of subordinate shares	(81.9)	—	(374.7)	—	—	(456.6)	—	(456.6)
Subordinate shares subject to repurchase (Note 16)	—	(38.6)	—	—	—	(38.6)	—	(38.6)
Stock-based compensation	—	9.2 [a]	—	—	—	9.2	—	9.2

Balance as at January 31, 2018	$ 234.8	$ (7.8)	$ (312.0)	$ 22.3	$ 0.1	$ (62.6)	$ 5.2	$ (57.4)

  [a] Includes $0.7 million of income tax recovery.

For the year ended January 31, 2017

	Attributed to shareholders
	Capital Stock (Note 16)	Contributed surplus		Retained losses	Translation of foreign operations	Cash- flow hedges	Total	Non- controlling interests	Total equity (deficit)
Balance as at January 31, 2016	$ 331.3	$ 21.5		$ (393.6)	$ 24.5	$ (3.0)	$ (19.3)	$ 5.2	$ (14.1)
Net income (loss)	—	—		257.2	—	—	257.2	(0.2)	257.0
Other comprehensive income (loss)	—	—		8.5	(21.0)	(0.4)	(12.9)	(0.4)	(13.3)
Total comprehensive income (loss)	—	—		265.7	(21.0)	(0.4)	244.3	(0.6)	243.7
Issuance of subordinate shares	2.4	(1.2)		—	—	—	1.2	—	1.2
Repurchase of subordinate shares	(30.7)	—		(41.2)	—	—	(71.9)	—	(71.9)
Stock-based compensation	—	6.6	[a]	—	—	—	6.6	—	6.6

Balance as at January 31, 2017	$ 303.0	$ 26.9		$ (169.1)	$ 3.5	$ (3.4)	$ 160.9	$ 4.6	$ 165.5

  [a] Includes $0.1 million of income tax recovery.

  The accompanying notes are an integral part of these consolidated financial statements.

5

BRP Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

[in millions of Canadian dollars]

		Years ended
	Notes	January 31, 2018	January 31, 2017

OPERATING ACTIVITIES
Net income		$ 274.5	$ 257.0
Non-cash and non-operating items:
Depreciation expense		149.2	133.1
Income tax expense	24	119.6	70.1
Foreign exchange gain on long-term debt		(51.9)	(82.0)
Interest expense	23	50.0	52.3
Other		9.0	13.0
Cash flows generated from operations before changes in working capital		550.4	443.5
Changes in working capital:
(Increase) decrease in trade and other receivables		7.9	(33.5)
Increase in inventories		(44.1)	(38.2)
Increase in other assets		(16.1)	(13.9)
Increase in trade payables and accruals		75.0	95.6
Increase (decrease) in other financial liabilities		(0.2)	12.1
Increase in provisions		35.4	91.6
Increase (decrease) in other liabilities		5.1	(8.4)
Cash flows generated from operations		613.4	548.8
Income taxes paid, net of refunds		(52.6)	(42.9)
Net cash flows generated from operating activities		560.8	505.9

INVESTING ACTIVITIES
Additions to property, plant and equipment	8	(215.3)	(174.3)
Additions to intangible assets	9	(15.1)	(12.5)
Other		(0.8)	2.3
Net cash flows used in investing activities		(231.2)	(184.5)

FINANCING ACTIVITIES
Decrease in revolving credit facilities		—	(1.3)
Issuance of long-term debt	14	137.5	10.4
Long-term debt amendment fees	14	(2.1)	(18.4)
Repayment of long-term debt		(24.6)	(139.3)
Interest paid		(42.1)	(47.9)
Issuance of subordinate voting shares	16	8.4	1.2
Repurchase of subordinate voting shares	16	(454.7)	(72.9)
Dividends paid	16	(25.3)	—
Other		(1.6)	(2.7)
Net cash flows used in financing activities		(404.5)	(270.9)
Effect of exchange rate changes on cash		2.3	13.1
Net increase (decrease) in cash		(72.6)	63.6
Cash at beginning of year		298.6	235.0
Cash at the end of year		$ 226.0	$ 298.6

The accompanying notes are an integral part of these consolidated financial statements.

6

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

1.	NATURE OF OPERATIONS

BRP Inc. (“BRP”) is incorporated under the laws of Canada. BRP’s multiple voting shares are owned by Beaudier Inc. and 4338618 Canada Inc. (collectively, “Beaudier group”), Bain Capital Luxembourg Investments S.à r.l. (“Bain Capital”) and La Caisse de dépôt et placement du Québec (“CDPQ”), (collectively, the “Principal Shareholders”) whereas BRP’s subordinate voting shares are listed on the Toronto Stock Exchange under the symbol DOO.

BRP and its subsidiaries (the “Company”) design, develop, manufacture and sell Year-Round Products consisting of all-terrain vehicles, side-by-side vehicles and Spyder vehicles; Seasonal Products consisting of snowmobiles and personal watercraft; and Propulsion Systems consisting of engines for outboard and jet boats, karts, motorcycles and recreational aircraft. Additionally, the Company supports its lines of products with a dedicated parts, accessories, clothing and other services business. The Company’s products are sold mainly through a network of independent dealers, independent distributors and to original equipment manufacturers. The Company distributes its products worldwide and manufactures them in Canada, Mexico, Austria, the United States and Finland.

The Company’s headquarters is located at 726 Saint-Joseph Street, Valcourt, Québec, J0E 2L0.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation

These consolidated financial statements for the years ended January 31, 2018 and 2017 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

These consolidated financial statements have been prepared on a historical cost basis except for certain transactions that are measured using a different basis as explained below in this significant accounting policies section.

On March 20, 2018, the Board of Directors of the Company approved these consolidated financial statements for the years ended January 31, 2018 and 2017.

Amendment adopted

IAS 7 Statement of cash flows

On February 1, 2017, the Company adopted the amendment to IAS 7 “Statement of cash flows” that require companies to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities. Following the adoption of this amendment, the Company added in the long-term debt note a reconciliation between the opening and closing balances of its long-term debt.

b)	Basis of consolidation

These consolidated financial statements include the financial statements of BRP and its subsidiaries. BRP controls all of its subsidiaries that are wholly owned through voting equity interests, except for Regionales Innovations Centrum GmbH in Austria for which a non-controlling interest of 25% is recorded upon consolidation and BRP Commerce & Trade Co. Ltd in China for which a non-controlling interest of 20% is recorded upon consolidation. BRP is also part of a joint venture located in Austria, RIC TECH GmbH, for which BRP owns 58% of the voting equity interests.

7

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

b)	Basis of consolidation [continued]

The most significant subsidiaries of BRP included in these consolidated financial statements are as follows:

•	Bombardier Recreational Products Inc., located in Canada;
•	BRP US Inc., located in the United States;
•	BRP-Rotax GmbH & Co. KG, located in Austria;
•	BRP European Distribution SA, located in Switzerland, and
•	BRP Finland Oy, located in Finland.

All inter-company transactions and balances have been eliminated upon consolidation.

c)	Foreign currencies

The consolidated financial statements of the Company are presented in Canadian dollars, the currency of the primary economic environment (“functional currency”) in which it operates. The functional currency of foreign operations is their local currency, corresponding to the currency in which the majority of their third-party transactions are denominated.

Transactions in foreign currency

For the purpose of preparing financial statements, the Company applies the following procedures on transactions and balances in currencies other than their functional currency. Monetary items are translated using exchange rates in effect at the statement of financial position date and non-monetary items are translated using exchange rates prevailing at the transaction date. Revenues and expenses (other than depreciation, which is translated at the same exchange rates as the related assets) are translated using exchange rates in effect on the transaction dates or at the average exchange rates of the period. Translation gains or losses are recorded in the consolidated statement of net income.

Consolidation of foreign operations

All assets and liabilities of foreign operations are translated into Canadian dollars at exchange rates in effect at the statement of financial position date. Revenues and expenses are translated at the average exchange rates for the period. The Company’s gains and losses on translation of foreign operations are recognized in other comprehensive income and accumulated in equity until the Company no longer controls the foreign operation. At that time, gains or losses on translation accumulated in equity are entirely reclassified to net income.

d)	Inventory valuation

Materials and work in progress, finished products and parts and accessories are valued at the lower of weighted average cost or net realizable value. The cost of work in progress and finished products manufactured by the Company includes the cost of materials, direct labour and directly attributable manufacturing overhead. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to complete the sale.

Inventories are written down to net realizable value when the cost of inventories is determined to be not fully recoverable. When the circumstances that previously caused inventories to be written down no longer exist or when there is clear evidence of an increase in net realizable value because of changed economic circumstances, the amount of write-down is reversed.

8

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

e)	Property, plant and equipment

Property, plant and equipment includes land, building, equipment and tooling held for use in the development, production and distribution activities or for administrative purposes. They are stated at cost less accumulated depreciation and accumulated impairment charges.

The cost of an item of property, plant and equipment includes its purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating, which also includes the borrowing costs incurred during the construction.

Property, plant and equipment is depreciated, with the exception of land, using the straight-line method over their estimated useful lives. If an item of property, plant and equipment is composed of significant components having different estimated useful lives, depreciation is calculated on a component basis using the straight-line method over their respective useful lives. The Company’s estimated useful lives per category are the following:

Tooling	3 to 7 years
Equipment	3 to 20 years
Building	10 to 60 years

Depreciation of assets under development begins when they are ready for their intended use.

The estimated useful lives, residual values and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for on a prospective basis.

Fully depreciated building, equipment and tooling are retained in the cost and accumulated depreciation accounts until such assets are removed from service. In the case of disposals, cost and related accumulated depreciation amounts are removed from the consolidated statement of financial position, and the net amounts, less proceeds from disposal, is recorded in the consolidated statement of net income.

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment in order to determine if there is any indication that those assets may be impaired. If any such indication exists, an impairment test is performed as described below in paragraph g).

9

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

f)	Intangible assets

Goodwill represents the excess of the purchase price of businesses acquired over the fair value of the net assets acquired. Goodwill is systematically tested for impairment as at January 31 or more frequently if events or circumstances indicate that it might be impaired. Goodwill is tested for impairment at the cash generating unit (“CGU”) level representing the lowest level at which management monitors it.

Trademarks are carried at cost and are not depreciated due to their indefinite expected useful lives for the Company. The assessment of indefinite expected useful lives is reviewed at each year-end. Trademarks are systematically tested for impairment as at January 31 or more frequently if events or circumstances indicate that they might be impaired. Trademarks are tested for impairment with the CGU to which they relate.

Software and licences, dealer networks and customer relationships are carried at cost and are depreciated on a straight-line basis over their estimated useful lives, which are as follows:

Software and licences	3 to 5 years
Dealer networks	5 to 20 years
Customer relationships	10 to 15 years

At the end of each reporting period, the Company reviews the carrying amounts of its software and licences, dealer networks and customer relationships in order to determine if there is any indication that those assets may be impaired. If any such indication exists, an impairment test is performed as described below in paragraph g).

Expenditures related to research and development activities are recognized as expense in the period in which they are incurred, except for development activities if specific criteria for capitalization as intangible assets are met.

g)	Impairment of property, plant and equipment and intangible assets

An asset is impaired when its carrying amount is above its recoverable amount. The recoverable amount is determined for each individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In that case, the asset is assessed for impairment within a CGU, representing the lowest level of assets for which there are separately identifiable cash inflows. The recoverable amount of an asset or a CGU is the higher of its fair value less costs of disposal and its value in use. Value in use is determined using a discounted future net cash flows approach. The impairment charge recorded in the consolidated statement of net income is the difference between the carrying amount and the recoverable amount.

At the end of each reporting period, the Company reviews the carrying amount of assets (excluding goodwill) or CGU impaired in previous periods in order to determine if there is any indication that its recoverable amount has increased. If any such indication exists, an impairment test is performed and the impairment recovery is recorded in the consolidated statement of net income up to the carrying amount that would have existed had the impairment charge never been recorded in prior years.

10

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

h)	Financial instruments

A financial instrument is any contract that gives rise to a financial asset for one party and a financial liability or equity for another party. Financial instruments are initially recorded at fair value when the Company becomes a party to the transaction and are subsequently revalued at fair value or amortized cost at the end of each reporting period depending on their classification.

When the Company acquires or issues a financial instrument that is not recorded at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issuance are incorporated in the carrying amount and amortized in the consolidated statement of net income using the effective interest rate method. When the Company acquires or issues a financial instrument measured at fair value through profit or loss, all transaction costs are expensed as incurred.

Financial assets and financial liabilities other than derivatives

At the end of each reporting period, financial assets and financial liabilities that are not derivatives are measured at fair value or amortized cost using the effective interest method depending on the following classification:

•

Restricted investments are classified as financial assets at fair value through profit or loss and are measured at fair value at the end of each reporting period. Changes in fair value are recorded in the consolidated statement of net income.

•	Cash, trade and other receivables are classified as loans and receivables and are measured at amortized cost at the end of each reporting period.
•

Revolving credit facilities, trade payables and accruals, other financial liabilities and long-term debt (excluding finance leases) are classified as other financial liabilities and are measured at amortized cost.

Derivative financial instruments

Derivative financial instruments are financial assets or financial liabilities recorded at fair value through profit or loss. They are measured at fair value at the end of each reporting period including those derivatives that are embedded in financial and non-financial contracts that are not closely related to the host contract.

In the consolidated statement of net income, changes in fair value of derivatives used to manage foreign exchange exposure on working capital elements are recorded in other operating expenses.

11

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

h)	Financial instruments [continued]

Derivative financial instruments under cash flow hedge accounting

The Company applies cash flow hedge accounting when forecasted cash flows are highly probable to occur and all other cash flow hedge criteria are met. The effective portion of the change of fair value of derivative financial instruments designated as hedging items under the cash flow hedge model is recorded in other comprehensive income and accumulated in equity until the hedged transaction is recognized in the consolidated statement of net income. The ineffective portion is recognized in the consolidated statement of net income at each period end. The linear regression method is used for assessing hedge effectiveness at each period end.

If a derivative financial instrument accounted for using the cash flow hedge model has been settled prior to maturity or the hedge relationship is no longer meeting cash flow hedge criteria, accumulated gains or losses associated with the derivative financial instrument remain in equity as long as the underlying hedged transaction is expected to occur and are recognized in the consolidated statement of net income in the period in which the underlying hedged transaction is recognized in the consolidated statement of net income. In the event that the underlying hedged transaction is settled prior to maturity or is not expected to occur anymore, gains or losses accumulated in equity at this date are immediately reclassified in the consolidated statement of net income. Gains or losses related to derivative financial instruments accounted for using the cash flow hedge model are recorded in the same category as the hedged item in the consolidated statement of net income.

i)	Derecognition of receivables

Receivables are derecognized from the consolidated statement of financial position only when the Company’s contractual rights to the cash flows expire or when the Company has transferred to a third party substantially all the risks and rewards on receivables sold.

j)	Dealer holdback programs

The Company provides dealer incentive programs whereby at the time of shipment, the Company invoices an amount to the dealer that is reimbursable upon ultimate sale and warranty registration of the product. The Company presents the amounts due to dealers in other current financial liabilities in the consolidated statement of financial position.

k)	Provisions

Provisions represent liabilities for which the amount or timing of payment is uncertain. Provisions are recorded in the consolidated statement of financial position when the Company has a legal or constructive obligation as a result of a past event and it is probable that an outflow of resources will be required to settle the obligation. Additionally, provisions are recorded for contracts under which the unavoidable costs of meeting the obligations exceed the economic benefits expected to be received.

Provisions are measured at each period end at the best estimate of the expenditure required to settle the obligation. To account for the effect of the time value of money, provisions are measured at the present value of the outflows required to settle the obligation using a risk free rate adjusted to the specific risk of the obligation. They are re-measured at each consolidated statement of financial position date using interest rates prevailing at this date and an interest expense is recorded to reflect the passage of time.

12

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

k)	Provisions [continued]

The main provisions of the Company are described in more detail below:

Products related provisions

When the products are sold, the Company records a provision related to limited product warranties covering periods from 6 months to 3 years. In addition, the Company provides extended product warranties under certain sales promotions.

The Company records a provision for product liability claims or possible claims incurred but not reported at the end of each reported period.

The Company provides for estimated sales promotions at the later of revenue recognition or the announcement of the sales program. Examples of these costs include product rebates given to clients, volume discounts, extended warranty coverage and retail financing programs. In the consolidated statement of net income, cash sales promotions are recorded as a reduction of revenues whereas non-cash sales promotions, such as delivery of free products or services to consumers, are included in cost of sales.

Restructuring provision

The Company provides for estimated direct restructuring costs to be incurred in a restructuring plan in the period the Company has a detailed formal plan describing the restructuring activity and has communicated the main features of the plan to those affected by it.

l)	Leases

The Company leases assets for production, distribution and administrative purposes. The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement and requires an assessment by the Company of whether the arrangement conveys a right to use the asset. Leases are classified as finance leases if the terms of the lease transfer substantially all the risks and rewards of ownership to the Company. Otherwise, leases are classified as operating leases.

Operating lease expense is recognized on a straight-line basis over the lease term.

Finance lease payments are recorded at the present value at the inception of the lease and apportioned at each disbursement date between financing costs and the lease liability using the implicit interest rate of the lease. They are presented in property, plant and equipment, intangible assets and long-term debt in the consolidated statement of financial position.

13

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

m)	Employee benefits

Current benefits

The Company records an expense in the consolidated statement of net income for wages, salaries, bonuses, share based compensations and social security contributions of employees in the period the services are rendered. Current benefit associated with manufacturing employees is included in the cost of inventory produced as described above in paragraph d).

Future benefits

The Company sponsors several Canadian and foreign funded and unfunded defined benefit and defined contribution pension plans covering most of its employees. The Company also provides other post-retirement benefit plans to certain employees.

Defined benefit plans and other post-retirement benefit plans

Annual costs of defined benefit pension plans and other post-retirement benefit plans, which include current service costs, net interest costs and past service costs, is actuarially determined using the projected unit credit method based on management’s best estimate of discount rates, salary escalation, retirement ages of employees, life expectancy, inflation and health care costs.

Current service costs are recorded in the consolidated statement of net income when employees are rendering the services to the Company. For manufacturing employees, current service costs are included in the cost of inventory produced as described above in paragraph d).

Net interest costs are recorded in the consolidated statement of net income at each period following the passage of time.

Past service costs (gains) arising from the change in the present value of the defined benefit obligation resulting from a plan amendment or a curtailment are recorded in the consolidated statement of net income when the plan amendment or the curtailment occurs. A curtailment arises from a transaction that significantly reduces the number of employees covered by a plan.

In the consolidated statement of net income, costs related to defined benefit pension plans and other post-retirement benefit plans are classified separately depending on their nature. Current service costs and past service costs (gains) are presented within operating income whereas the net interest expense on the employee future benefit liability is presented in financing costs.

The liability recognized in the consolidated statement of financial position is the present value of the plan obligations less the fair value of the plan assets at that date. Plan obligations are determined based on expected future benefit payments discounted using market interest rates prevailing as at January 31 and plan assets are stated at their fair value at that date. Actuarial gains and losses that arise in calculating the present value of plan obligations and the fair value of plan assets are recorded in other comprehensive income and accumulated directly in retained earnings.

Defined contribution plans

Defined contribution plan expenses are recorded in the consolidated statement of net income when employees are rendering the services to the Company. Expenses associated with manufacturing employees are included in the cost of inventory produced as described above in paragraph d). Defined contribution plans expenses are entirely presented within operating income.

14

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

2.	SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

n)	Revenue recognition

The Company’s revenues are derived primarily from the sale of products and related parts and accessories. Revenues are recognized when all the following events have occurred: the significant risks and rewards are transferred from the Company to independent dealers, distributors or customers; the Company does not retain ownership or control over the products sold; the costs to be incurred can be measured reliably and the collection is reasonably assured. The Company’s revenue recognition is achieved normally when products are shipped. Revenues are measured at the fair value of the consideration receivable which includes current rebates and expected returns to occur after the shipment date.

o)	Government assistance

Government assistance, including research and development tax credits, is recorded when the Company is complying with the assistance program requirements and the recovery is reasonably assured. Government assistance received but contingently repayable is recorded in the consolidated statement of net income as long as it is probable that the conditions for repayment will not be met. Government assistance granted to compensate expenses are presented in the consolidated statement of net income as a reduction of the expense they relate to, whereas assistance granted for the acquisition of property, plant and equipment is deducted from the cost of the related asset.

p)	Stock-based compensation

The Company grants stock options to officers, employees and, in limited circumstances, to consultants of the Company that are settled by the issuance of common shares. The Company establishes compensation expense for those grants based on the fair value of each tranche of option at the grant date. The compensation expense is recognized in the consolidated statement of net income over the vesting period of each tranche based on the number of options that are ultimately expected to vest. The Company estimates stock option forfeitures at time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The corresponding amount is recorded in contributed surplus within equity.

q)	Income taxes

The Company’s income tax expense represents the sum of the taxes currently payable based on taxable income of the year and deferred taxes. Deferred income tax assets and liabilities are determined based on the differences between the carrying amounts and tax bases of assets and liabilities using enacted or substantively enacted tax rates and laws expected to be in effect when the differences reverse. Current and deferred income taxes are recognized in the consolidated statement of net income except to the extent it relates to items recognized in other comprehensive income or directly in equity, in which case the related tax is recognized in other comprehensive income or in equity.

r)	Earnings per share

Basic earnings per share is calculated by dividing the net income attributable to equity holders of the Company by the weighted average number of common shares outstanding during the year.

Diluted earnings per share is calculated by adjusting the weighted average number of common shares outstanding to assume conversion of all dilutive potential common shares from stock option plans. For the stock options, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual share price of the Company’s shares) based on the monetary value of the subscription rights attached to outstanding stock options.

15

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

3.	SIGNIFICANT ESTIMATES AND JUDGMENTS

The preparation of these consolidated financial statements in accordance with the Company’s accounting policies requires management to make estimates and judgments that can affect the reported amounts of assets and liabilities, related amounts of revenues and expenses, other comprehensive income and disclosures made.

a)	Significant estimates in applying the Company’s accounting policies

The Company’s best estimates are based on the information, facts and circumstances available at the time estimates are made. Management uses historical experience and information, general economic conditions and trends, as well as assumptions regarding probable future outcomes as the basis for determining estimates. Estimates and their underlying assumptions are reviewed periodically and the effects of any changes are recognized immediately. Actual results could differ from the estimates used and such differences could be significant.

The Company’s annual operating budget and operating budget revisions performed during the year (collectively “Budget”) and the Company’s strategic plan comprise fundamental information used as a basis for some significant estimates necessary to prepare these consolidated financial statements. Management prepares the annual operating budget and strategic plan each year using a process whereby a detailed one-year budget and three-year strategic plan are prepared by each entity and then consolidated.

Cash flows and profitability included in the Budget are based on the existing and future expected sales orders, general market conditions, current cost structures, anticipated cost variations and current agreements with third parties. Management uses the annual operating budget information as well as additional projections or assumptions to derive the expected results for the strategic plan and periods thereafter.

The Budget and the strategic plan are approved by management and the Board of Directors. Management then tracks performance as compared to the Budget. Significant variances in actual performance are a key trigger to assess whether certain estimates used in the preparation of financial information must be revised.

Management needs to rely on estimates in order to apply the Company’s accounting policies and considers that the most critical ones are the following:

Estimating the net realizable value of inventory

The net realizable value of materials and work in progress is determined by comparing inventory components and value with production needs, current and future product features, expected production costs to be incurred and the expected profitability of finished products. The net realizable value of finished products and parts and accessories is determined by comparing inventory components and value with expected sales prices, sales program and new product features.

Estimating the useful life of tooling

Tooling useful life is estimated by product line based on their expected physical life and on the expected life of the product platform they are related to.

16

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

3.	SIGNIFICANT ESTIMATES AND JUDGMENTS [CONTINUED]

a)	Significant estimates in applying Company’s accounting policies [continued]

Estimating impairment on property, plant and equipment and intangible assets

Management assesses the value in use of property, plant and equipment and intangible assets mainly at groups of CGU level using a discounted cash flow approach by product line based on annual budget and strategic plan process. When the Company acquired the recreational products business from Bombardier Inc. in 2003, trademarks and goodwill were recorded as part of the business acquisition. As at January 31, 2018, the entire carrying amount of trademarks of $136.0 million and $114.7 million of the $116.0 million carrying amount of goodwill were related to this transaction.

Trademarks impairment test

For the purpose of impairment testing, Ski-Doo®, Sea-Doo® and Evinrude® trademarks are allocated to their respective CGU. The carrying amount of trademarks amounting to $136.0 million is related to Ski-Doo, Sea-Doo and Evinrude for $63.5 million, $59.1 million and $13.4 million respectively.

Recoverable amount

The Company determines the recoverable amount of these trademarks separately using value-in-use calculation. Value in use uses cash flow projections from the Company’s one-year budget and three-year strategic plan, with a terminal value calculated by discounting the final year in perpetuity. These figures used as the basis for the key assumptions in the value-in-use calculation includes sales volume, sales price, production costs, distribution costs and operating expenses as well as discount rates. This information represents the best available information as at the date of impairment testing. The estimated future cash flows are discounted to their present value using a pre-tax discount rate of 10.9% to 14.9%. These discount rates were calculated by adding to the Company’s weighted average cost of capital the risk factor associated with the product line tested. In assessing value in use, growth rates between 0% and 1.5% were used to calculate the terminal value of the Ski-Doo®, Sea-Doo® and Evinrude® trademarks. The Company performs sensitivity analysis on the cash flows and growth rate in order to confirm that the trademarks are not impaired.

Goodwill impairment test

For the purpose of impairment testing, goodwill of $114.7 million created in 2003 was allocated to the group of CGU representing all the Company’s product lines.

Recoverable amount

The group of CGUs’ recoverable amount is based on a value-in-use calculation using cash flow projections, which takes into account the Company’s one-year budget and three-year strategic plan, with a terminal value calculated by discounting the final year in perpetuity. These figures used as the basis for the key assumptions in the value-in-use calculation includes sales volume, sales price, production costs, distribution costs and operating expenses as well as discount rates. This information represents the best available information as at the date of impairment testing. The estimated future cash flows are discounted to their present value using a pre-tax discount rate of 10.9%. In assessing value in use, a growth rate of 0.8% was used to calculate the terminal value. The Company performs sensitivity analysis on the cash flows and growth rate in order to confirm that goodwill is not impaired.

17

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

3.	SIGNIFICANT ESTIMATES AND JUDGMENTS [CONTINUED]

a)	Significant estimates in applying Company’s accounting policies [continued]

Estimating recoverability of deferred tax assets

Deferred tax assets are recognized only if management believes it is probable that they will be realized based on annual budget, strategic plan and additional projections to derive the expected results for the periods thereafter.

Estimating provisions for product warranty, product liability, sales program and restructuring

The warranty cost is established by product and recorded at the time of sale based on management’s best estimate, using historical cost rates and trends. Adjustments to the warranty provision are made when the Company identifies a significant and recurring issue on products sold or when costs and trend differences are identified in the analysis of warranty claims.

The product liability provision at period end is based on management’s best estimate of the amounts necessary to resolve existing claims. In addition, the product liability provision at the end of the reporting period includes incurred, but not reported claims based on average historical cost information.

Sales program provision is estimated based on current program features, historical data and expected retail sales for each product line.

Restructuring provision is initially estimated based on restructuring plan estimated costs in relation with the plan features approved by management. Restructuring provision is reviewed at each period end in order to take into account updated information in relation with the realization of the plan. If necessary, the provision is adjusted accordingly.

Estimating the discount rates used in assessing defined benefit plan expenses and liability

In order to select the discount rates used to determine defined benefit plan expenses and liabilities, management consults with external actuarial firms to provide commonly used and applicable discount rates that are based on the yield of high quality corporate fixed income investments with cash flows that match expected benefit payments for each defined benefit plan. Management uses its knowledge and comprehension of general economic factors in order to conclude on the accuracy of the discount rates used.

b)	Significant judgments in applying the Company’s accounting policies

Management needs to make certain judgments in order to apply the Company’s accounting policies and the most significant ones are the following:

Impairment of property, plant and equipment and intangible assets

The Company operates using a high level of integration and interdependency between design, development, manufacturing and distribution operations. The cash inflows generated by each product line require the use of various assets of the Company, limiting the impairment testing to be done for a single asset. Therefore, management performs impairment testing by grouping CGUs.

18

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

3.	SIGNIFICANT ESTIMATES AND JUDGMENTS [CONTINUED]

b)	Significant judgments in applying the Company’s accounting policies [continued]

Functional currency

The Company operates worldwide, but its design, development, manufacturing and distribution operations are highly integrated, which require significant judgements from management in order to determine the functional currency of each entity using factors provided by IAS 21 “The Effects of Changes in Foreign Exchange Rates”. Management established an accounting policy where the functional currency of each entity is deemed to be its local currency unless the assessment of the criteria established by IAS 21 to assess the functional currency leads to the determination of another currency. IAS 21 criteria are reviewed annually for each entity and are based on transactions with third-parties only.

4.	FUTURE ACCOUNTING CHANGES

IFRS 15 Revenue from contracts with customers

In May 2014, the International Accounting Standards Board (“IASB”) issued IFRS 15 “Revenue from contracts with customers”. The objective of this standard is to establish a single comprehensive model for entities to be used in accounting for revenue arising from contracts with customers. The effective date of IFRS 15 for the Company is February 1, 2018 and the Company will apply the standard retrospectively to prior reporting periods presented, subject to permitted practical expedients. According to the Company’s analysis, the most significant impact will be (i) the recognition of all sales promotions at the time of sale rather than at the later of either revenue recognition or the announcement of the sales program under IAS 18 “Revenue”, and (ii) the deferral of a portion of the revenue recognized upon the sale of a product when, in addition to the regular warranty coverage, an extended warranty coverage is given with the purchase of the product.

The Company is currently finalizing the quantification of the impact of IFRS 15 on its consolidated financial statements. Although the Company has made progress in the implementation of IFRS 15 on its consolidated financial statements, the amounts disclosed below represent estimated impacts and actual results may differ from these estimates.

As at February 1, 2017, it is estimated that equity will decrease by approximately $180 million, net of income taxes.

Net income for the year ended January 31, 2018 will decrease by approximately $40 million, net of income taxes, with the corresponding decrease in equity. This amount includes an income tax expense of approximately $25 million related to the adoption of IFRS 15 in conjunction with the tax rate changes on deferred income taxes following the U.S. tax reform. Basic and diluted earnings per share will decrease by approximately $0.35.

The Company is continuing to assess the overall impact of the new standard, including the required changes to the disclosures in its consolidated financial statements. The Company is finalizing the review and implementation of revised internal controls over financial reporting and changes to the information technology systems.

19

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

4.	FUTURE ACCOUNTING CHANGES [CONTINUED]

IFRS 9 Financial instruments

In July 2014, the IASB published the final version of IFRS 9 “Financial instruments” that introduced new classification requirements, new measurement requirements and a new hedge accounting model. The final version of the Standard replaces earlier versions of IFRS 9 and completes the IASB project to replace IAS 39 “Financial instruments: recognition and measurement”. In October 2017, the IASB issued clarification on IFRS 9 to recognize an adjustment to the amortized cost of a financial liability in the statement of net income at the date of a modification arising from a debt modification or exchange that does not result in derecognition. The adjustment is calculated as the difference between the modified cash flows and the original cash flows discounted at the original effective interest rate. The effective date of IFRS 9 for the Company is February 1, 2018. Following the clarification issued in October 2017, the Company may be impacted by IFRS 9 due to the long-term debt amendments completed during the current and previous years. The analysis of this new standard is not finalized yet. According to the current analysis, the impact of this new standard would be an increase of equity by approximately $40 million, net of income taxes, as at February 1, 2017. For the year ended January 31, 2018, the Company anticipates net income will increase by approximately $10 million, net of income taxes, with the corresponding increase in equity. Additional disclosures will also be required under IFRS 9.

IFRS 16 Leases

In January 2016, the IASB issued IFRS 16 “Leases” that sets out the principles for recognition, measurement, presentation and disclosure of leases for both lessee and lessor. IFRS 16 introduces a single lessee accounting model and requires lessees to recognize assets and liabilities for all leases, except when the term is twelve months or less or when the underlying asset has a low value. The effective date of IFRS 16 for the Company is February 1, 2019. According to the Company’s preliminary analysis, the most significant impact will be the recognition of the present value of the future lease payments of lease assets and lease liabilities on the statement of financial position for a majority of its leases that are considered operating leases under IAS 17 “Leases”. The Company will provide further updates as it advances in its assessment.

IFRIC 23 Uncertainty over income tax treatments

In June 2017, the IASB released IFRIC 23 “Uncertainty over income tax treatments”. IFRIC 23 clarifies the application of recognition and measurement requirements in IAS 12 “Income taxes”, when there is uncertainty over income tax treatments. It specifically addresses whether an entity considers each tax treatment independently or collectively, the assumptions an entity makes about the examination of tax treatments by taxation authorities, how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates and how an entity considers changes in facts and circumstances. IFRIC 23 will be effective for the Company fiscal year beginning on February 1, 2019. The Company is assessing the impact of the adoption of this standard on its consolidated financial statements.

Other standards or amendments

The IASB issued other standards or amendments to existing standards that are not expected to have a significant impact on the Company’s consolidated financial statements.

20

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

5.	TRADE AND OTHER RECEIVABLES

The Company’s trade and other receivables were as follows, as at:

	January 31, 2018	January 31, 2017
Trade receivables	$ 280.0	$ 286.8
Allowance for doubtful accounts	(2.1)	(2.5)
	277.9	284.3
Sales tax and other government receivables	42.3	34.5
Other	9.9	7.9
Total trade and other receivables	$ 330.1	$ 326.7

6.	OTHER FINANCIAL ASSETS

The Company’s other financial assets were as follows, as at:

	January 31, 2018	January 31, 2017
Restricted investments [a]	$ 17.3	$ 16.1
Derivative financial instruments	5.5	1.3
Other	10.1	6.2
Total other financial assets	$ 32.9	$ 23.6
Current	11.5	3.5
Non-current	21.4	20.1
Total other financial assets	$ 32.9	$ 23.6

[a]

The restricted investments are publicly traded bonds that can only be used for severance payments and pension costs associated with Austrian pension plans, and are not available for general corporate use.

The non-current portion is mainly attributable to the restricted investments.

7.	INVENTORIES

The Company’s inventories were as follows, as at:

	January 31, 2018	January 31, 2017
Materials and work in progress	$ 325.9	$ 286.0
Finished products	263.7	258.0
Parts, accessories and clothing	162.9	145.8
Total inventories	$ 752.5	$ 689.8

The Company recognized in the consolidated statements of net income during the year ended January 31, 2018, a write-down on inventories of $10.1 million ($26.0 million for the year ended January 31, 2017) and reversed previously recorded write-downs of $5.0 million ($3.9 million for the year ended January 31, 2017).

Additionally, during the year ended January 31, 2018, the Company recorded $3,050.8 million of inventories in cost of sales ($2,840.0 million for the year ended January 31, 2017).

21

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

8.	PROPERTY, PLANT AND EQUIPMENT

The Company’s property, plant and equipment were as follows, as at:

	January 31, 2018			January 31, 2017
	Cost	Accumulated depreciation	Carrying amount	Cost	Accumulated depreciation	Carrying amount
Tooling	$ 744.6	$ 489.2	$ 255.4	$ 703.3	$ 480.8	$ 222.5
Equipment	628.4	354.5	273.9	563.1	341.4	221.7
Building	311.8	119.8	192.0	291.1	107.6	183.5
Land	45.5	—	45.5	45.5	—	45.5
Total	$ 1,730.3	$ 963.5	$ 766.8	$ 1,603.0	$ 929.8	$ 673.2

As at January 31, 2018 and 2017, assets under development amounted to $65.5 million and $51.8 million and were respectively included in the cost of property, plant and equipment.

The following table explains the changes in property, plant and equipment during the year ended January 31, 2018:

	Carrying amount as at January 31, 2017	Additions [a]	Disposals	Depreciation	Effect of foreign currency exchange rate changes	Carrying amount as at January 31, 2018 [b]
Tooling	$ 222.5	$ 99.6	$ —	$ (71.0)	$ 4.3	$ 255.4
Equipment	221.7	94.2	(0.1)	(46.4)	4.5	273.9
Building	183.5	21.1	—	(13.8)	1.2	192.0
Land	45.5	—	—	—	—	45.5
Total	$ 673.2	$ 214.9	$ (0.1)	$ (131.2)	$ 10.0	$ 766.8

[a]	Government assistance of $0.4 million has been recorded against the additions.

[b]	Leased equipment of $6.0 million and leased building of $2.8 million are included in the carrying amount.

The following table explains the changes in property, plant and equipment during the year ended January 31, 2017:

	Carrying amount as at January 31, 2016	Additions [a]	Disposals	Depreciation	Effect of foreign currency exchange rate changes	Carrying amount as at January 31, 2017 [b]
Tooling	$ 197.0	$ 99.4	$ (0.1)	$ (64.6)	$ (9.2)	$ 222.5
Equipment	205.6	58.8	—	(39.7)	(3.0)	221.7
Building	187.4	12.5	—	(12.0)	(4.4)	183.5
Land	46.6	1.7	—	—	(2.8)	45.5
Total	$ 636.6	$ 172.4	$ (0.1)	$ (116.3)	$ (19.4)	$ 673.2

[a]	Government assistance of $2.1 million has been recorded against the additions and $0.2 million of additions are under finance lease agreements (see Note 14).

[b]	Leased equipment of $7.4 million and leased building of $3.1 million are included in the carrying amount.

22

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

9.	INTANGIBLE ASSETS

The Company’s intangible assets were as follows, as at:

	January 31, 2018			January 31, 2017
	Cost	Accumulated depreciation	Carrying amount	Cost	Accumulated depreciation	Carrying amount
Goodwill	$ 116.0	$ —	$ 116.0	$ 115.9	$ —	$ 115.9
Trademarks	136.0	—	136.0	136.0	—	136.0
Software and licences	114.1	73.2	40.9	109.4	70.3	39.1
Dealer networks	45.4	30.8	14.6	47.3	29.4	17.9
Customer relationships	24.6	17.5	7.1	22.6	14.4	8.2
Total	$ 436.1	$ 121.5	$ 314.6	$ 431.2	$ 114.1	$ 317.1

The Company completed the required annual impairment test of goodwill and indefinite useful life trademarks as at the consolidated statement of financial position dates and concluded that no impairment had occurred during the years ended January 31, 2018 and 2017.

The following table explains the changes in Company’s intangible assets during the year ended January 31, 2018:

	Carrying amount as at January 31, 2017	Additions	Disposals	Depreciation	Effect of foreign currency exchange rate changes	Carrying amount as at January 31, 2018 [a]
Goodwill	$ 115.9	$ —	$ —	$ —	$ 0.1	$ 116.0
Trademarks	136.0	—	—	—	—	136.0
Software and licences	39.1	15.1	—	(13.5)	0.2	40.9
Dealer networks	17.9	—	—	(2.8)	(0.5)	14.6
Customer relationships	8.2	—	—	(1.7)	0.6	7.1
Total	$ 317.1	$ 15.1	$ —	$ (18.0)	$ 0.4	$ 314.6

[a]	Leased software and licences of $1.2 million are included in the carrying amount.

The following table explains the changes in Company’s intangible assets during the year ended January 31, 2017:

	Carrying amount as at January 31, 2016	Additions	Disposals	Depreciation	Effect of foreign currency exchange rate changes	Carrying amount as at January 31, 2017 [a]
Goodwill	$ 116.0	$ —	$ —	$ —	$ (0.1)	$ 115.9
Trademarks	136.0	—	—	—	—	136.0
Software and licences	39.1	12.5	—	(12.2)	(0.3)	39.1
Dealer networks	22.1	—	—	(2.9)	(1.3)	17.9
Customer relationships	10.7	—	—	(1.7)	(0.8)	8.2
Total	$ 323.9	$ 12.5	$ —	$ (16.8)	$ (2.5)	$ 317.1

[a]	Leased software and licences of $1.3 million are included in the carrying amount.

23

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

10.	REVOLVING CREDIT FACILITIES

On May 31, 2017, the Company amended its $425.0 million revolving credit facilities agreement to increase the availability by $50.0 million for a total availability of $475.0 million (the “Revolving Credit Facilities”). All other conditions of the Revolving Credit Facilities remained unchanged. The Company incurred transaction fees of $0.5 million related to this amendment, which are amortized over the expected life of the Revolving Credit Facilities.

On June 30, 2016, the Company amended and restated its $350.0 million revolving credit facilities agreement to increase the availability by $75.0 million for a total availability of $425.0 million, to extend the maturity from May 2018 to June 2021 and to reduce the cost of borrowing by 0.25%. The Company incurred transaction fees of $2.6 million related to this amendment and restatement.

The applicable interest rates vary depending on a leverage ratio. The leverage ratio is defined in the Revolving Credit Facilities agreement by the ratio of net debt to consolidated cash flows of the Company’s subsidiary, Bombardier Recreational Products Inc. (the “Leverage ratio”). The applicable interest rates are as follows:

(i)	U.S. dollars at either
(a)	LIBOR plus 1.75% to 3.50% per annum; or
(b)	U.S. Base Rate plus 0.75% to 2.50% per annum; or
(c)	U.S. Prime Rate plus 0.75% to 2.50% per annum;
(ii)	Canadian dollars at either
(a)	Bankers’ Acceptances plus 1.75% to 3.50% per annum; or
(b)	Canadian Prime Rate plus 0.75% to 2.50% per annum
(iii)	Euros at Euro LIBOR plus 1.75% to 3.50% per annum.

In addition, the Company incurs commitment fees of 0.30% to 0.45% per annum on the undrawn amount of the Revolving Credit Facilities.

As at January 31, 2018, the cost of borrowing under the Revolving Credit Facilities was as follows:

(i)	U.S. dollars at either
(a)	LIBOR plus 2.00% per annum; or
(b)	U.S. Base Rate plus 1.00% per annum; or
(c)	U.S. Prime Rate plus 1.00% per annum;
(ii)	Canadian dollars at either
(a)	Bankers’ Acceptances plus 2.00% per annum; or
(b)	Canadian Prime Rate plus 1.00% per annum
(iii)	Euros at Euro LIBOR plus 2.00% per annum.

As at January 31, 2018, the commitment fees on the undrawn amount of the Revolving Credit Facilities were 0.30% per annum.

The Company is required to maintain, under certain conditions, a minimum fixed charge coverage ratio. Additionally, the total available borrowing under the Revolving Credit Facilities is subject to a borrowing base calculation representing 75% of the carrying amount of trade and other receivables plus 50% of the carrying amount of inventories.

As at January 31, 2018 and 2017, the Company had no outstanding indebtedness under the Revolving Credit Facilities and the Company had issued letters of credit for an amount of $2.1 million as at January 31, 2018 ($2.2 million as at January 31, 2017). In addition, $5.2 million of letters of credit were outstanding under other bank agreements as at January 31, 2018 ($4.1 million as at January 31, 2017).

24

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

11.	TRADE PAYABLES AND ACCRUALS

The Company’s trade payables and accruals were as follows, as at:

	January 31, 2018	January 31, 2017
Trade payables	$ 560.2	$ 518.8
Wages and related employee accruals	122.0	97.1
Other accruals	123.3	102.6
Total trade payables and accruals	$ 805.5	$ 718.5

12.	PROVISIONS

The Company’s provisions were as follows, as at:

	January 31, 2018	January 31, 2017
Product-related	$ 262.7	$ 229.6
Restructuring (Note 22)	2.1	0.2
Other	87.0	88.2
Total provisions	$ 351.8	$ 318.0
Current	255.0	232.5
Non-current	96.8	85.5
Total provisions	$ 351.8	$ 318.0

Product-related provisions include provisions for regular and extended warranty coverage on products sold, product liability provisions and provisions related to sales programs offered by the Company to its independent dealers, distributors or customers in order to support the retail activity.

The non-current portion of provisions is mainly attributable to product-related provisions. As at January 31, 2018, the Company estimates that cash outflows related to these non-current provisions could occur from February 1, 2019 to January 31, 2028.

The changes in provisions were as follows:

	Product-related	Restructuring	Other	Total
Balance as at January 31, 2017	$ 229.6	$ 0.2	$ 88.2	$ 318.0
Expensed during the year	520.2	2.1	15.0 [a]	537.3
Paid during the year	(475.2)	(0.1)	(7.9)	(483.2)
Reversed during the year	(6.1)	—	(4.2)	(10.3)
Effect of foreign currency exchange rate changes	(4.0)	(0.1)	(4.1)	(8.2)
Unwinding of discount and effect of changes in discounting estimates	(1.8)	—	—	(1.8)
Balance as at January 31, 2018	$ 262.7	$ 2.1	$ 87.0	$ 351.8

[a] Includes a $5.9 million expense related to the litigation cases described in Note 22.

25

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

13.	OTHER FINANCIAL LIABILITIES

The Company’s other financial liabilities were as follows, as at:

	January 31, 2018	January 31, 2017
Dealer holdback programs and customers deposits	$ 82.0	$ 78.1
Due to Bombardier Inc. (Note 25)	22.0	22.2
Derivative financial instruments	10.0	10.0
Due to a pension management company (Note 15)	2.7	5.1
Financial liability related to NCIB (Note 16)	38.6	—
Other	6.0	8.0
Total other financial liabilities	$ 161.3	$ 123.4
Current	133.5	94.7
Non-current	27.8	28.7
Total other financial liabilities	$ 161.3	$ 123.4

The non-current portion is mainly comprised of the amount due to Bombardier Inc. in connection with indemnification related to income taxes.

14.	LONG-TERM DEBT

As at January 31, 2018 and 2017, the maturity dates, interest rates, outstanding nominal amounts and carrying amounts of long-term debt were as follows:

January 31, 2018
	Maturity date	Contractual interest rate	Effective interest rate	Outstanding nominal amount	Carrying amount
Term Facility	June 2023	4.07%	4.61%	U.S. $789.0	$ 945.7	[a]
Term Loans	Dec. 2018 to Dec. 2028	0.75% to 2.19%	1.00% to 5.64%	Euro 24.7	34.3
Finance lease liabilities	Jan. 2021 to Dec. 2030	8.00%	8.00%	$ 14.0	10.6
Total long-term debt					$ 990.6
Current					19.8
Non-current					970.8
Total long-term debt					$ 990.6

[a] Net of unamortized transaction costs of $24.2 million.

January 31, 2017
	Maturity date	Contractual interest rate	Effective interest rate	Outstanding nominal amount	Carrying amount
Term Facility	June 2023	4.04%	4.61%	U.S. $696.5	$ 879.1	[a]
Term Loans	Dec. 2017 to Dec. 2028	0.75% to 2.19%	1.50% to 8.60%	Euro 24.8	32.3
Finance lease liabilities	Jan. 2018 to Dec. 2030	8.00%	8.00%	$ 16.6	12.3
Total long-term debt					$ 923.7
Current					22.7
Non-current					901.0
Total long-term debt					$ 923.7

[a] Net of unamortized transaction costs of $28.4 million.

26

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

14.	LONG-TERM DEBT [CONTINUED]

The following table explains the changes in long-term debt during the year ended January 31, 2018:

		Statements of cash flows			Non-cash changes
	Carrying amount as at January 31, 2017	Issuance	Amendment fees	Repayment	Effect of foreign currency exchange rate changes	Other	Carrying amount as at January 31, 2018
Term Facility	$ 879.1	$ 125.0	$ (2.1)	$ (9.3)	$ (51.9)	$ 4.9	$ 945.7
Term Loans	32.3	12.5	—	(12.6)	2.8	(0.7)	34.3
Finance lease liabilities	12.3	—	—	(2.7)	0.1	0.9	10.6
Total	$ 923.7	$ 137.5	$ (2.1)	$ (24.6)	$ (49.0)	$ 5.1	$ 990.6

Under security arrangements, amounts borrowed under the Revolving Credit Facilities and the term facility (the “Credit Facilities”) are secured by substantially all the assets of the Company.

a)	Term Facility

On October 10, 2017, the Company amended its term facility. This amendment reduces the cost of borrowing by 0.50% and reduced the LIBOR floor to 0.00%. It also increases the amount of borrowing by U.S. $100.0 million for a total nominal outstanding amount of U.S. $793.0 million. The maturity remains unchanged in June 2023 and the Company has the option to increase the amount of borrowing by U.S. $150.0 million under certain conditions (the “Term Facility”). The Term Facility agreement contains customary representations and warranties but includes no financial covenants. The Company incurred transaction costs of $2.1 million which have been incorporated in the carrying amount of the Term Facility and are amortized over its expected life using the effective interest rate method.

As at January 31, 2018, the cost of borrowing under the Term Facility was as follows:

(i)	LIBOR plus 2.50% per annum, with a LIBOR floor of 0.00%; or
(ii)	U.S. Base Rate plus 1.50%; or
(iii)	U.S. Prime Rate plus 1.50%

Under the Term Facility, the cost of borrowing in U.S. Base Rate or U.S. Prime Rate cannot be lower than the cost of borrowing in LIBOR.

The Company is required to repay a minimum of 1% of the original nominal amount each year in two equal payments in July and January. Consequently, the Company repaid an amount of U.S. $7.5 million during the year ended January 31, 2018. Also, the Company may be required to repay a portion of the Term Facility in the event that Bombardier Recreational Products Inc. has an excess cash position at the end of the fiscal year and its Leverage ratio is above a certain threshold level. As at January 31, 2018 and 2017, the Company was not required to repay any portion of the Term Facility under this requirement.

During the year ended January 31, 2017, the Company amended and restated its term facility. This amendment and restatement provided an extended term facility of U.S. $700.0 million maturing in June 2023 with the option for the Company to increase the amount of borrowing by U.S. $250.0 million under certain conditions. The Company incurred transaction costs of $18.4 million. As a result of the repayment of U.S. $92.0 million in the outstanding nominal amount of the previous term facility, $1.7 million of transaction costs incorporated in the carrying amount were recorded in the consolidated statement of net income.

27

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

14.	LONG-TERM DEBT [CONTINUED]

b)	Term Loans

During the year ended January 31, 2018, the Company entered into term loan agreements at favourable interest rates under Austrian government programs. These programs support research and development projects based on the Company’s incurred expenses in Austria. The term loans have a total nominal amount of euro 8.3 million ($12.5 million), interest rates at 1.65% (1.90% starting in December 2021) or at Euribor three-months plus 1.00% and maturities between December 2021 and December 2028.

During the year ended January 31, 2017, the Company entered into a term loan agreement at favourable interest rates under an Austrian government program. This program supports research and development projects based on the Company’s incurred expenses in Austria. The term loan has a nominal amount of euro 7.3 million ($10.2 million) with an interest rate of 1.65% until June 30, 2022 and 1.90% from July 1, 2022 to its maturity date on December 31, 2028. The Company recognized a grant of euro 1.1 million ($1.6 million) as a reduction of research and development expenses representing the difference between the fair value of the term loan at inception and the cash received.

In addition, during the year ended January 31, 2017, the Company received $0.2 million in relation with a term loan issued during the year ended January 31, 2016.

c)	Finance lease liabilities

During the year ended January 31, 2017, the Company recorded $0.2 million in equipment related to finance lease agreements in relation with the outsourcing of the majority of its North American parts, accessories and clothing distribution activity.

As at January 31, 2018, the contractual obligations in relation to these finance lease agreements amounted to $14.0 million to be settled over a period ending in December 2030.

15.	EMPLOYEE BENEFITS

Employee benefits expenses, which represent the expenses related to all forms of consideration provided by the Company in exchange for services rendered by its employees, were as follows:

	Years ended
	January 31, 2018	January 31, 2017
Current remuneration	$ 658.0	$ 599.2
Post employment defined benefit plans	11.7	8.0
Post employment defined contribution plans	31.3	28.7
Termination benefits	3.6	2.9
Stock-based compensation (Note 17)	8.5	6.5
Other long-term benefits	2.1	1.6
Total	$ 715.2	$ 646.9

28

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

15.	EMPLOYEE BENEFITS [CONTINUED]

a)	Post employment benefits

The Company sponsors defined contribution retirement plans and non-contributory defined benefit plans that provide for pensions and other post-retirement benefits to a majority of its employees.

Canadian employees

The Company sponsors defined benefit pension plans and other post-retirement benefit plans for its Canadian executive employees and defined contribution plans for non-executive employees. Additionally, the Company retained defined benefit obligations with certain active and former employees for services rendered prior to 2005.

The Company’s other post-retirement benefit plans provide during retirement non-contributory life insurance benefits and healthcare benefits to eligible employees that are funded on a pay-as-you-go basis. The healthcare benefits are payable from retirement to age 65.

During the year ended January 31, 2017, the Company modified the eligibility criteria for the non-contributory life insurance benefits in the other post-retirement benefit plans. The Company recorded a gain of $7.1 million in operating income on this transaction. During the same period, the Company improved the earnings formula of the defined benefit pension plan for the non-executive employees. The Company recorded a loss of $0.8 million in operating income on this transaction.

The defined benefit plans are registered with the governments and follow their applicable laws. The plans are governed by a retirement committee composed of representatives from the employer and the employees. The retirement committee delegated its responsibilities to the investment committee, which is responsible for the investment policy with regard to the assets of the fund. This committee is composed of representatives from the employer. The plans have a strategy to decrease the risk level by increasing progressively, when the solvency of the plans will improve, the part of the plan assets in long-term fixed income securities. The Company is contributing to the plans the minimum funding obligations required under the current regulations. The weighted average duration of the defined benefit obligations is approximately 16 years. As at January 31, 2018, the Company expects that 50% of the future payments associated with its Canadian defined benefit obligations will be paid in the next 18 years.

In addition, the Company sponsors a defined benefit retirement plan to provide supplemental pension benefits to its executives (“SERP”).

United States employees

In the United States, the Company offers a defined contribution plan to its employees as well as a defined benefit final average earnings non-registered supplementary executive retirement plan for its executive employees (“SERP”).

29

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

15.	EMPLOYEE BENEFITS [CONTINUED]

a)	Post employment benefits [continued]

European employees

The Company’s sponsors defined contribution plans to its employees in most of its European entities. In addition, the Company maintains an unfunded defined benefit plan and sponsors a lump sum retirement indemnity plan in Austria. Under the defined benefit plan, the benefits are based on such employees’ length of service, applicable pension accrual rates and compensation at retirement. Under the lump sum retirement indemnity plan, the benefits are based on the length of service and compensation at retirement. These plans are regulated by the applicable Austrian laws. The weighted average duration of the defined benefit obligation is approximately 14 years. As at January 31, 2018, the Company expects that 50% of the future payments associated with its Austrian defined benefit obligations will be paid in the next 17 years.

As at January 31, 2018, the remaining liabilities of $2.7 million related to the termination of the defined benefit plan coverage for some of the Austrian employees and presented in other financial liabilities (Note 13) will be settled over the next two fiscal years.

b)	Defined benefit plans

Actuarial risks

The significant actuarial risks to which the plans expose the Company are as follows:

Market related risks

Investment risk

The present value of the defined benefit obligation is calculated using a discount rate determined by reference to high quality corporate fixed income investments. If the return on plan assets is below this rate, it will increase the plan liability. Currently, the funded plans have investments in equity securities and fixed income securities. Due to the long-term nature of the plan liabilities, the Company considers it appropriate that a reasonable portion of the plan assets should be invested in equity securities and income securities to leverage the return generated by the fund.

Interest risk

A decrease in the fixed income investments interest rate will increase the plans’ liabilities. However, for funded plans, this will be partially offset by an increase in the fair value of the plans’ fixed income securities.

Employee related risks

Longevity risk

The present value of the defined benefit obligation is calculated by reference to the best estimate of the mortality of plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plans’ liabilities.

Salary risk

The present value of the defined benefit obligation is calculated by reference to the future salaries of plan participants. As such, an increase in the salary of the plan participants will increase the plans’ liabilities.

30

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

15.	EMPLOYEE BENEFITS [CONTINUED]

b)	Defined benefit plans [continued]

Actuarial assumptions

The weighted average of the significant actuarial assumptions adopted to determine the defined benefit cost and the defined benefit obligation were as follows:

	Years ended
	January 31, 2018		January 31, 2017
	Canada	Foreign	Canada	Foreign
Benefit cost actuarial assumptions [a]
Discount rates used to determine:
Current service cost	4.30%	1.95%	4.30%	2.34%
Net interest cost	4.05%	1.86%	4.10%	2.23%
Expected rate of compensation increase	3.00%	3.00%	3.00%	3.00%
Mortality table	CPM 2014 Private	AVOE 2008	CPM 2014 Private	AVOE 2008

Defined benefit obligation actuarial assumptions [b]
Discount rate	3.70%	1.64%	4.05%	1.86%
Rate of compensation increase	3.00%	3.00%	3.00%	3.00%
Mortality table	CPM 2014 Private	AVOE 2008	CPM 2014 Private	AVOE 2008

[a] Determined as at beginning of the reporting periods

[b] Determined as at end of the reporting periods

The discount rate represents the market rate for high quality corporate fixed income investments consistent with the currency and the estimated term of the defined benefit plan obligation. The expected rate of compensation increase is determined considering the current salary structure, historical and anticipated wage increases.

Health care cost trend

The health care cost is assumed to increase to a rate of 5.30% in fiscal year 2019 and to a rate that will gradually decline over the next 14 years to reach 2.90% in fiscal year 2032. After this date, the rate is assumed to remain at 2.90%. An increase of 1% of the health care cost trend rate would not have a significant impact on the defined benefit cost and on the defined benefit obligations for the years ended January 31, 2018 and 2017.

31

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

15.	EMPLOYEE BENEFITS [CONTINUED]

b)	Defined benefit plans [continued]

Employee future benefit liabilities

The amounts arising from the Company’s obligations under defined benefit obligations were as follows, as at:

	January 31, 2018		January 31, 2017
	Canada	Foreign	Canada	Foreign
Defined benefit obligation of funded plans	$(353.2)	$(2.0)	$(325.1)	$(1.6)
Fair value of plans assets	271.4	1.3	258.1	1.0
	(81.8)	(0.7)	(67.0)	(0.6)
Defined benefit obligation of unfunded plans	(17.1)	(125.2)	(16.1)	(110.4)
Employee future benefit liabilities	$(98.9)	$(125.9)	$(83.1)	$(111.0)

The following table provides a reconciliation of the changes in the pension plans’ defined benefit obligations (funded and unfunded) as at the consolidated statement of financial position dates:

	January 31, 2018		January 31, 2017
	Canada	Foreign	Canada	Foreign
Defined benefit obligation at beginning of year	$(341.2)	$(112.0)	$(341.6)	$(116.8)
Current service cost	(3.3)	(2.5)	(4.7)	(2.5)
Interest cost	(13.6)	(2.2)	(13.9)	(2.4)
Past service gain	—	—	6.3	—
Actuarial gains from changes in demographic assumptions	—	—	—	0.2
Actuarial losses from changes in financial assumptions	(20.8)	(3.8)	(2.7)	(5.7)
Actuarial gains (losses) from experience adjustments	(7.6)	(1.9)	(1.2)	1.0
Employee contributions	(0.2)	—	(0.2)	—
Benefits paid	16.4	3.9	16.8	4.8
Effect of foreign currency exchange rate changes	—	(8.7)	—	9.4
Defined benefit obligation at end of year	$(370.3)	$(127.2)	$(341.2)	$(112.0)

The following table provides a reconciliation of the changes in the pension plans’ fair value of assets as at consolidated statement of financial position dates:

	January 31, 2018		January 31, 2017
	Canada	Foreign	Canada	Foreign
Assets fair value at beginning of year	$ 258.1	$ 1.0	$ 233.3	$ 1.0
Interest income	10.3	—	9.6	—
Administration costs	(0.4)	—	(0.4)	—
Actuarial gains from return on plan assets	11.0	—	20.4	—
Employer contributions	8.6	4.1	11.8	4.8
Employee contributions	0.2	—	0.2	—
Benefit paid	(16.4)	(3.9)	(16.8)	(4.8)
Effect of foreign currency exchange rate changes	—	0.1	—	—
Assets fair value at end of year	$ 271.4	$ 1.3	$ 258.1	$ 1.0

In accordance with the minimum funding obligations required under the current regulations, the Company expects to contribute $13.8 million to all defined benefit pension plans for the year ending January 31, 2019.

32

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

15.	EMPLOYEE BENEFITS [CONTINUED]

b)	Defined benefit plans [continued]

Employee future benefit liabilities [continued]

The actual return on plan assets was as follows:

Years ended
	January 31, 2018		January 31, 2017
	Canada	Foreign	Canada	Foreign
Actual return on plan assets	$ 20.9	$ —	$ 29.6	$ —

The fair value of the plan assets for each category was as follows, as at:

	January 31, 2018	January 31, 2017
Publicly-traded Canadian equity securities	$ 77.8	$ 74.1
Publicly-traded foreign equity securities	83.5	77.4
Publicly-traded fixed income securities	77.0	74.8
Other	34.4	32.8
Total	$ 272.7	$ 259.1

The fair values of the above equity and fixed income securities were determined based on quoted market prices in active markets.

Defined benefit costs

Components of the total defined benefit costs recognized in the consolidated statement of net income were as follows:

	Years ended
	January 31, 2018		January 31, 2017
	Canada	Foreign	Canada	Foreign
Current service cost	$ 3.3	$ 2.5	$ 4.7	$ 2.5
Net interest on the future employee benefit liabilities	3.3	2.2	4.3	2.4
Administration costs	0.4	—	0.4	—
Past service gain	—	—	(6.3)	—
Defined benefit costs	$ 7.0	$ 4.7	$ 3.1	$ 4.9

33

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

15.	EMPLOYEE BENEFITS [CONTINUED]

b)	Defined benefit plans [continued]

Sensitivity analysis

Actuarial assumptions that influence significantly the determination of the defined benefit obligations of the Company are the discount rate, the expected rate of compensation increase and the participants’ longevity. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while holding all other assumptions constant.

The impact on employee future benefit liabilities would be the following as at January 31, 2018:

Increase (Decrease) of the liabilities
Discount rate
Impact of a 1.0% increase	$ (67.0)
Impact of a 1.0% decrease	84.6
Expected rate of compensation increase
Impact of a 0.5% increase	9.2
Impact of a 0.5% decrease	(8.6)
Participant longevity
Impact of a 1 year increase	9.2
Impact of a 1 year decrease	(9.4)

The sensitivity analysis presented above may not be representative of the potential change in the employee future benefit liabilities as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

34

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

16.	CAPITAL STOCK

The authorized capital stock of the Company is comprised of an unlimited number of multiple voting shares carrying six votes per share with no par value, an unlimited number of subordinate voting shares carrying one vote per share with no par value and an unlimited number of non-voting preferred shares issuable in series with no par value.

The changes in capital stock issued and outstanding were as follows:

	Number of shares	Carrying Amount
Subordinate voting shares
Balance as at February 1, 2016	35,873,614	$ 324.9
Issued upon exercise of stock options	219,374	2.4
Repurchased under the NCIB	(3,396,074)	(30.7)
Balance as at January 31, 2017	32,696,914	296.6
Issued upon exercise of stock options	460,449	13.7
Issued in exchange of multiple voting shares	16,070,872	1.3
Repurchased under the SIB	(8,599,508)	(67.6)
Repurchased under the NCIB	(2,320,900)	(14.3)
Balance as at January 31, 2018	38,307,827	$ 229.7

Multiple voting shares
Balance as at January 31, 2017 and February 1, 2016	79,023,344	$ 6.4
Exchanged for subordinate voting shares	(16,070,872)	(1.3)
Balance as at January 31, 2018	62,952,472	$ 5.1

Total outstanding as at January 31, 2018	101,260,299	$ 234.8

a)	Substantial issuer bid offer (“SIB”)

On June 1, 2017, the Company announced a SIB to repurchase its subordinate voting shares for cancellation for a maximum amount of $350.0 million. During the year ended January 31, 2018, the Company repurchased 8,599,508 subordinate voting shares following the completion of the SIB for a total consideration of $350.0 million, of which $66.7 million represents the carrying amount of the shares repurchased and $283.3 million represents the amount charged to retained losses. Prior to the completion of the SIB, Beaudier group, Bain Capital and CDPQ converted respectively 3,168,019, 2,438,724 and 464,129 of multiple voting shares into an equivalent number of subordinate voting shares. These converted shares were repurchased in the SIB. The Company incurred $1.0 million of fees and expenses ($0.9 million net of income tax recovery of $0.1 million) related to the SIB, which were recorded in capital stock.

35

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

16.	CAPITAL STOCK [CONTINUED]

b)	Normal course issuer bid program (“NCIB”)

In March 2017, the Company announced the renewal of its NCIB to repurchase for cancellation up to 3,078,999 of its outstanding subordinate voting shares. During the year ended January 31, 2018, the Company repurchased a total of 2,320,900 subordinate voting shares for a total consideration of $106.7 million.

As at January 31, 2018, a $38.6 million financial liability, with a corresponding amount in equity, was recorded in the consolidated statements of financial position in relation with the NCIB. This liability represented the value of subordinate voting shares expected to be repurchased by a designated broker under an automatic share purchase plan from February 1 to March 22, 2018. This automatic share purchase plan allows for the purchase of subordinate voting shares under pre-set conditions at times when the Company would ordinarily not be permitted due to regulatory restrictions or self-imposed blackout periods. These subordinate voting shares are included in the outstanding subordinate voting shares as at January 31, 2018. During the year ended January 31, 2018, the Company recognized a loss of $1.0 million in financing costs related to the automatic share purchase plan. The loss represents the difference between the share price used to establish the financial liability and the amount actually paid to repurchase shares during the regulatory restrictions or self-imposed blackout periods.

Of the total consideration of $106.7 million, $14.3 million represents the carrying amount of the shares repurchased, $91.4 million represents the amount charged to retained losses and $1.0 million represents the loss recognized in the consolidated statement of net income.

In March 2016, the Company announced the renewal of its NCIB to repurchase for cancellation up to 3,396,074 of its outstanding subordinate voting shares. During the year ended January 31, 2017, the Company repurchased the 3,396,074 subordinate voting shares for a total consideration of $72.9 million. Of the total consideration of $72.9 million, $30.7 million represents the carrying amount of the shares repurchased, $41.2 million represents the amount charged to retained losses and $1.0 million represents the loss recognized in the consolidated statement of net income.

c)	Secondary offering

On October 17, 2017, Beaudier group, Bain Capital and CDPQ completed a secondary offering of 10,000,000 subordinate voting shares of the Company to a syndicate of underwriters. Prior to such transaction, Beaudier group, Bain Capital and CDPQ converted respectively 5,218,391, 4,017,091 and 764,518 multiple voting shares into an equivalent number of subordinate voting shares. The Company did not receive any of the proceeds of the secondary offering. In accordance with the terms of the registration rights agreement entered into in connection with the initial public offering of the Company’s subordinate voting shares, the Company incurred approximately $0.5 million of fees and expenses related to this secondary offering.

d)	Dividend

During the year ended January 31, 2018, the Company declared three quarterly dividends of $0.08 per share for holders of its multiple voting shares and subordinate voting shares. The dividends were paid on July 13, 2017, October 13, 2017 and January 12, 2018 for a total consideration of $25.3 million to shareholders.

36

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

17.	STOCK OPTION PLAN

Under the Company’s stock option plan, a reserve of 5,814,828 subordinate voting shares are available to be granted in stock options to officers, employees and, in limited circumstances, to consultants of the Company. Such stock options are time vesting and 25% of the options will vest on each of the first, second, third and fourth anniversary of the grant. The stock options have a ten-year term at the end of which the options expire.

Under the stock option plan existing prior to the initial public offering of the Company’s subordinate voting shares, the options vested or were eligible to vest in equal annual instalments on each of the five anniversary dates of the date of grant and were exercisable for a period of up to ten years from the grant date.

The following table summarizes the weighted-average fair value of options granted and the main assumptions that were used to calculate the fair value during the years ended January 31, 2018 and 2017:

	January 31, 2018	January 31, 2017
Weighted-average fair value at grant date	$ 11.66	$ 8.53
Weighted average assumptions used in the fair value models
Share price	$ 39.93	$ 21.21
Risk-free interest rate	1.16%	0.94%
Expected life	6.25 years	6.25 years
Expected volatility	30.43%	39.66%
Expected annual dividend per share	0.80%	0.00%

The Company uses the Black-Scholes option-pricing model to estimate the fair value of options granted. The expected volatility used in option pricing models is calculated based on historical volatility of similar listed entities.

The number of stock options varied as follows:

	Number of options	Weighted average exercise price
Balance as at February 1, 2016	2,362,679	$ 21.30
Granted	828,400	20.94
Forfeited/Cancelled	(131,272)	21.72
Exercised [a]	(219,374)	5.48
Balance as at January 31, 2017	2,840,433	22.39
Granted	1,106,900	39.61
Forfeited/Cancelled	(87,150)	24.77
Exercised [b]	(460,449)	18.07
Balance as at January 31, 2018	3,399,734	$ 28.52

[a]	The weighted average stock price on these exercised stock options was $24.11.
[b]	The weighted average stock price on these exercised stock options was $39.78.

37

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

17.	STOCK OPTION PLAN [CONTINUED]

The following table summarizes information about stock options outstanding and exercisable, as at January 31, 2018:

	Outstanding			Exercisable
Exercise price range	Number of options	Weighted- average exercise price	Weighted- average remaining life (years)	Number of options	Weighted- average exercise price
$0 to $4	56,180	$ 0.60	2.5	56,180	$ 0.60
$4 to $8	9,029	6.63	4.5	7,648	6.54
$16 to $20	18,125	18.92	8.1	5,025	18.66
$20 to $24	1,147,725	20.86	7.1	646,000	21.26
$24 to $28	1,057,100	27.07	7.0	601,725	26.91
$28 to $32	5,875	29.03	5.9	5,875	29.03
$36 to $40	1,046,800	39.45	9.4	—	—
$40 to $44	45,100	40.90	9.7	—	—
$44 to $48	13,800	47.67	10.0	—	—
Balance as at January 31, 2018	3,399,734	$ 28.52	7.7	1,322,453	$ 22.89

The following table summarizes information about stock options outstanding and exercisable, as at January 31, 2017:

	Outstanding			Exercisable
Exercise price range	Number of options	Weighted- average exercise price	Weighted- average remaining life (years)	Number of options	Weighted- average exercise price
$0 to $4	134,612	$ 0.47	3.4	134,612	$ 0.47
$4 to $8	46,046	5.76	5.3	30,963	5.81
$16 to $20	18,700	18.84	9.1	925	16.34
$20 to $24	1,397,800	20.92	7.9	513,975	21.51
$24 to $28	1,231,525	27.06	8.0	436,375	26.82
$28 to $32	11,750	29.03	6.9	9,000	29.03
Balance as at January 31, 2017	2,840,433	$ 22.39	7.7	1,125,850	$ 20.68

Share based compensation expense of $8.5 million for the year ended January 31, 2018 ($6.5 million for the year ended January 31, 2017) has been recorded in general and administrative expenses in the consolidated statements of net income.

As at January 31, 2018, the total unrecognized compensation cost related to unvested share-based payments totalled $12.2 million ($8.1 million as at January 31, 2017).

38

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

18.	EARNINGS PER SHARE

a)	Basic earnings per share

Details of basic earnings per share were as follows:

Years ended
	January 31, 2018	January 31, 2017
Net income attributable to shareholders	$ 274.2	$ 257.2

Weighted average number of shares	106,961,014	112,946,239

Earnings per share - basic	$ 2.56	$ 2.28

b)	Diluted earnings per share

Details of diluted earnings per share were as follows:

	Years ended
	January 31, 2018	January 31, 2017
Net income attributable to shareholders	$ 274.2	$ 257.2

Weighted average number of shares	106,961,014	112,946,239
Dilutive effect of stock options	956,073	258,856
Weighted average number of diluted shares	107,917,087	113,205,095

Earnings per share - diluted	$ 2.54	$ 2.27

The average market value of the Company’s shares for purposes of calculating the dilutive effect of stock options was based on share value on the Toronto Stock Exchange for the period during which the options were outstanding.

19.	REVENUES

Details of revenues were as follows:

	Years ended
	January 31, 2018	January 31, 2017
Year-round products	$ 1,829.5	$ 1,637.7
Seasonal products	1,560.1	1,473.9
Propulsion systems	394.7	416.7
Parts, accessories and clothing	655.0	596.9
Other	47.6	46.3
Total	$ 4,486.9	$ 4,171.5

20.	COST OF SALES

Cost of sales comprise costs of inventories sold, production overheads unallocated to inventories, warranty and distribution costs, costs related to sales programs that involve a free product or service delivered to clients, write-down of inventories, reversal of write-down of inventories, depreciation of property, plant and equipment and intangible assets used to manufacture and distribute products.

39

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

21.	GOVERNMENT ASSISTANCE

The Company’s government assistance, including tax credits, was as follows:

Years ended
	January 31, 2018	January 31, 2017
Recorded against research and development expense	$ 17.8	$ 18.0
Recorded against other elements of operating income	4.3	1.3
	$ 22.1	$ 19.3

Recorded against the cost of property, plant and equipment	$ 0.4	$ 2.1

22.	OTHER OPERATING EXPENSES

Details of other operating expenses were as follows:

	Years ended
	January 31, 2018	January 31, 2017
Loss on litigations i)	$ 5.9	$ 70.7
Restructuring costs (reversal) ii)	2.1	(1.1)
Foreign exchange (gain) loss on working capital elements	(14.8)	5.3
(Gain) loss on forward exchange contracts	19.7	(1.3)
Other	1.0	(0.5)
Total	$ 13.9	$ 73.1

i) The Company is involved in multiple lawsuits with one of its competitors whereby each party is claiming damages for the alleged infringement of some of its patents. On June 1, 2016, a verdict was rendered in one of those lawsuits against the Company for an amount of U.S. $15.5 million ($19.5 million) in compensatory damages. On June 13, 2016, the trial judge formalized the verdict rendered on June 1, 2016 and awarded additional damages in favour of the plaintiff. Subsequently, the trial judge also established a royalty payable upon the sale of any future contravening vehicles. The Company appealed this decision and, on December 7, 2017, the U.S. Court of Appeals for the Federal Circuit partially reversed the decision and ordered a new trial over a portion of the awarded damages.

Judgments were also rendered in two other lawsuits involving the same parties during the year ended January 31, 2017, each party suing the other in Canada on alleged patent infringements. Both lawsuits were dismissed and each party filed an appeal.

For the years ended January 31, 2018 and 2017, the Company recorded as an expense total damages and related costs of respectively $5.9 million and $70.7 million related to these lawsuits.

ii) During the year ended January 31, 2018, the Company relocated its North American sales office in Texas, U.S., and $2.0 million of severance and $0.1 million of other costs were recorded as restructuring related to this activity.

During the year ended January 31, 2017, the Company revised its estimate of previously recorded restructuring costs related to the reorganization of its after-sales service and reversed in the consolidated statement of net income $1.1 million of restructuring costs.

40

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

23.	FINANCING COSTS AND INCOME

Details of financing costs and financing income were as follows:

	Years ended
	January 31, 2018	January 31, 2017
Interest and amortization of transaction costs on long-term debt	$ 45.6	$ 48.2
Interest and commitment fees on revolving credit facilities	4.4	4.1
Net interest on employee future benefit liabilities (Note 15)	5.5	6.7
Financial guarantee losses	0.8	0.2
Unwinding of discount of provisions	1.8	1.2
Other	2.0	2.3
Financing costs	60.1	62.7

Financing income	(2.2)	(1.5)
Total	$ 57.9	$ 61.2

24.	INCOME TAXES

a)	Income tax expense

Details of income tax expense were as follows:

	Years ended
	January 31, 2018	January 31, 2017

Current income tax expense
Related to current year	$ 101.6	$ 77.1
Related to prior years	1.1	0.5
	102.7	77.6
Deferred income tax expense (recovery)
Temporary differences	(2.8)	5.8
Effect of income tax rate changes on deferred income taxes	26.9	(0.6)
Decrease in valuation allowance	(7.2)	(12.7)
	16.9	(7.5)
Income tax expense	$ 119.6	$ 70.1

41

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

24. INCOME TAXES [CONTINUED]

a)	Income tax expense [continued]

The reconciliation of income taxes computed at the Canadian statutory rates to income tax expense recorded was as follows:

	Years ended
	January 31, 2018		January 31, 2017

Income taxes calculated at statutory rates	$ 105.6	26.8%	$ 88.0	26.9%
Increase (decrease) resulting from:
Income tax rate differential of foreign subsidiaries	(4.2)		(0.1)
Effect of income tax rate changes on deferred income taxes [a]	26.9		(0.6)
Decrease in valuation allowance	(7.2)		(12.7)
Recognition of income taxes on foreign currency translation	(0.7)		2.5
Permanent differences [b]	(4.0)		(7.5)
Other	3.2		0.5
Income tax expense	$ 119.6		$ 70.1

[a]	The effect of income tax rate changes on deferred income taxes result mainly from the U.S. tax reform.
[b]	The permanent differences result mainly from the foreign exchange gain on the long-term debt denominated in U.S. dollars.

The income tax statutory rate is 26.8% for the year ended January 31, 2018 (26.9% for the year ended January 31, 2017). The income tax statutory rate is the Bombardier Recreational Products Inc. combined rate applicable in jurisdictions in which it operates.

42

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

24.	INCOME TAXES [CONTINUED]

b)	Deferred income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes asset (liability) were as follows, as at:

	January 31, 2018	January 31, 2017

Related to current assets and liabilities
Inventories	$ 17.9	$ 17.2
Investment tax credits receivable	(8.6)	(15.2)
Trade payables and accruals	7.3	7.3
Provisions	50.0	51.7
Other financial liabilities	13.4	18.0
Other	0.8	1.8
	80.8	80.8

Related to non-current assets and liabilities
Property, plant and equipment	(40.1)	(30.1)
Intangible assets	(37.4)	(37.6)
Provisions	21.6	22.6
Long-term debt	(7.6)	0.2
Employee future benefit liabilities	42.8	37.9
Other non-current liabilities	3.9	3.7
Other	4.3	5.3
	(12.5)	2.0

Related to non-capital losses carried forward	10.9	18.3
Related to capital losses carried forward	29.9	29.7
	109.1	130.8

Unrecognized tax benefits	(24.1)	(31.2)
Total	$ 85.0	$ 99.6

As at January 31, 2018, the Company had non-capital losses and capital losses available to reduce future taxable income.

As at January 31, 2018, non-capital losses amounted to $36.1 million ($44.4 million as at January 31, 2017), of which $34.6 million ($41.2 million as at January 31, 2017) is available to reduce future federal taxable income in the United States and $1.5 million ($3.2 million as at January 31, 2017) is available to reduce future taxable income in other tax jurisdictions. The $36.1 million of non-capital losses will expire from fiscal year 2030 until fiscal year 2033.

43

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

24.	INCOME TAXES [CONTINUED]

b)	Deferred income taxes [continued]

During the year ended January 31, 2017, the Company realized capital losses mainly on the foreign exchange loss of the Term Facility following the amendment and restatement that occurred on June 30, 2016. As at January 31, 2018, the balance of deductible capital losses amounted to $112.7 million ($111.9 million as at January 31, 2017) and are available to offset future taxable capital gains in Canada for an unlimited period of time.

As at January 31, 2018, the Company has $20.5 million in investment tax credits receivable, of which $16.0 million are refundable and $4.5 million are available to reduce income taxes in future periods (respectively $46.0 million, $15.9 million and $30.1 million as at January 31, 2017). The $4.5 million are available to reduce future income taxes of other tax jurisdictions. Of the $30.1 million as at January 31, 2017, $25.9 million were available to reduce future federal Canadian income taxes and $4.2 million were available to reduce future income taxes of other tax jurisdictions.

As at January 31, 2018 and 2017, deferred income taxes assets have been entirely recognized except for certain elements, consisting mainly of deductible capital losses carried forward, as the Canadian and Quebec taxation laws required those losses to be offset with available capital gains in order to be deductible.

In addition, deferred income taxes have not been provided for the undistributed earnings of foreign subsidiaries since either income taxes would not be applicable upon distribution of earnings or the Company determined that such earnings will be indefinitely reinvested. However, distribution in the form of dividends or otherwise from countries where earnings are indefinitely reinvested may be subject to income taxes.

25.	RELATED PARTY TRANSACTIONS

The Company had related party transactions during the years ended January 31, 2018 and 2017. The most significant ones are described below and were made on an arm’s length basis, unless otherwise indicated.

a)	Transactions with key management personnel

Key management personnel of the Company, defined as employees with authority and responsibility for planning, directing and controlling the activities of the Company, are considered related parties to the Company. The key management personnel of the Company are its directors and the executive officers.

The Company incurred the following benefit expenses in relation with key management personnel:

	Years ended
	January 31, 2018	January 31, 2017
Current remuneration	$ 14.2	$ 9.9
Post-employment benefits	1.6	1.3
Termination benefits	—	0.6
Stock-based compensation expense	4.6	3.3
Total	$ 20.4	$ 15.1

44

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

25.	RELATED PARTY TRANSACTIONS [CONTINUED]

b)	Due to Bombardier Inc., a company related to Beaudier group

Pursuant to the purchase agreement entered into in 2003 in connection with the acquisition of the recreational product business of Bombardier Inc., the Company is committed to reimburse to Bombardier Inc. income taxes amounting to $22.0 million as at January 31, 2018 ($22.2 million as at January 31, 2017). The payments will begin when Bombardier Inc. starts making income tax payments in Canada and/or in the United States.

c)	Secondary offering

During the year ended January 31, 2018, Beaudier group, Bain Capital and CDPQ completed a secondary offering for a total of 10,000,000 subordinate voting shares of the Company to a syndicate of underwriters and the Company incurred approximately $0.5 million of fees and expenses related to this secondary offering (see Note 16).

26.	FINANCIAL INSTRUMENTS

a)	Fair value

The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values of the Company’s financial instruments take into account the credit risk embedded in the instrument. For financial assets, the credit risk of the counterparty is considered whereas for financial liabilities, the Company’s credit risk is considered.

In order to determine the fair value of its financial instruments, the Company uses, when active markets exist, quoted prices from these markets (“Level 1” fair value). When public quotations are not available in the market, fair values are determined using valuation techniques. When inputs used in the valuation techniques are only inputs directly and indirectly observable in the marketplace, fair value is presented as “Level 2” fair value. If fair value is assessed using inputs that require considerable judgment from the Company in interpreting market data and developing estimates, fair value is presented as “Level 3” fair value. For Level 3 fair value, the use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

45

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

26.	FINANCIAL INSTRUMENTS [CONTINUED]

a)	Fair value [continued]

The fair value, fair value level and valuations techniques and inputs of restricted investments, derivative financial instruments and long-term debt were as follows:

		As at January 31, 2018		As at January 31, 2017
	Fair value level	Carrying amount	Fair value	Carrying amount	Fair value	Valuation techniques and inputs
Restricted investments (Note 6)	Level 2	$ 17.3	$ 17.3	$ 16.1	$ 16.1	Discounted cash flows at a discount rate that reflects the current market rate for this type of investments at the end of the reporting period
Derivative financial instruments Forward exchange contracts	Discounted cash flows. Future
cash flows are estimated based
on forward exchange rates (from
observable forward exchange
rates at the end of the reporting
period) and contract forward
rates, discounted at a rate that
reflects the credit risk of the
counterparties for favourable
position or the credit risk of the
Company for unfavourable
positions
Favourable (Note 6)	Level 2	$ 5.5	$ 5.5	$ 1.3	$ 1.3
(Unfavourable)	Level 2	(7.7)	(7.7)	(7.8)	(7.8)

Inflation rate swap	Level 2	(2.3)	(2.3)	(2.2)	(2.2)	Discounted cash flows. Future
cash flows are estimated based
on forward inflation rates (from
observable yield curves at the
end of the reporting period) and
contract inflation rates,
discounted at a rate that reflects
the credit risk of the Company
Total derivative financial instruments	Level 2	$ (4.5)	$ (4.5)	$ (8.7)	$ (8.7)

Term Facility (Note 14)	Level 1	$ (945.7)	$ (965.1)	$ (879.1)	$ (909.8)	Quoted bid prices in an active market
Term Loans (Note 14)	Level 2	(34.3)	(34.9)	(32.3)	(36.5)	Discounted cash flows. Cash flows used for valuation are those contractually due and are discounted at a rate that reflects the credit risk of the Company

For cash, trade and other receivables, Revolving Credit Facilities, trade payables and accruals, dealer holdback programs and customer deposits, the carrying amounts reported on the consolidated statements of financial position or in the notes approximate the fair values of these items due to their short-term nature.

During the years ended January 31, 2018 and 2017, no changes in fair value level classifications occurred.

46

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

26.	FINANCIAL INSTRUMENTS [CONTINUED]

b)	Foreign exchange risk

The foreign exchange risk associated with financial instruments is defined by the risk that the future cash flows of a recorded financial instrument will fluctuate because of changes in foreign exchange rates. Foreign exchange risk associated with financial instruments arises from financial instruments denominated in a currency other than the functional currency of the Company.

The Company’s significant foreign exchange risk exposure associated with financial instruments are with Credit Facilities, trade and other receivables, trade payables and accruals and derivative financial instruments.

The table below presents the impact on consolidated net income and consolidated other comprehensive income of a variation of foreign exchange rates on financial instruments subject to foreign exchange risks as at January 31, 2018 and 2017:

	As at January 31, 2018			As at January 31, 2017
Increase (Decrease)	Percentage of Variation [a]	Impact on Net income	Impact on Other comprehensive income	Percentage of Variation [a]	Impact on Net income		Impact on Other comprehensive income
USD / CAD	5%	$ (38.1) [b]	$ —	5%	$ (36.5)	[b]	$ —
Euro / CAD	5%	$ 0.8	$ —	5%	$ (8.5)		$ —
Other	3%	$ (3.1)	$ (1.2)	5%	$ 0.9		$ 1.8

[a]	Based on variations that might exist at the closing dates.
[b]	Mainly from the long-term debt denominated in U.S. dollars.

The Company uses foreign exchange contracts to manage its foreign currency risks mainly on trade payables and certain other financial liabilities denominated in U.S. dollars and to hedge the foreign exchange risk exposure on future revenue transactions denominated mainly in Australian dollars, Swedish Krona and Norwegian Krone. Additionally, the Company uses short-term foreign exchange contracts to manage its daily cash position.

As at January 31, 2018, the maximum length of time over which the Company is hedging its exposure to variability in future cash flow from anticipated sales is 12 months. All foreign exchange contracts used to hedge highly probable anticipated sales are recorded under the cash flow hedge model. The Company does not trade in derivative financial instruments for speculative purposes.

47

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

26.	FINANCIAL INSTRUMENTS [CONTINUED]

b)	Foreign exchange risk [continued]

The following tables set out the notional amounts outstanding under foreign exchange contracts, the average contractual exchange rates and the settlement periods of these contracts:

	As at January 31, 2018
	Sell currency	Buy currency	Average rate	Notional amount		Canadian equivalent notional amount [a]
Foreign exchange contracts
Less than 1 year	AUD	CAD	0.9755	AUD	44.5	$ 44.1
	BRL	USD	0.3064	BRL	7.5	2.9
	CAD	Euro	1.5354	Euro	0.7	1.1
	CAD	MXN	0.0656	MXN	67.1	4.4
	CAD	USD	1.2477	USD	356.1	437.7
	Euro	CAD	1.5269	Euro	36.2	55.3
	Euro	NOK	0.1044	NOK	27.6	4.4
	Euro	SEK	0.1021	SEK	62.7	9.8
	GBP	CHF	1.3205	GBP	0.3	0.5
	GBP	Euro	1.1426	GBP	0.4	0.7
	JPY	CAD	0.0114	JPY	50.3	0.6
	NOK	Euro	0.1053	NOK	351.2	56.1
	SEK	Euro	0.1040	SEK	703.6	109.8
	USD	CAD	1.2534	USD	102.6	126.1

[a]	Exchange rates as at January 31, 2018 were used to translate notional amounts denominated in foreign currencies into Canadian dollars.

	As at January 31, 2017
	Sell currency	Buy currency	Average rate	Notional amount		Canadian equivalent notional amount [a]
Foreign exchange contracts
Less than 1 year	AUD	CAD	0.9819	AUD	59.5	$ 58.8
	BRL	CAD	0.4058	BRL	31.3	12.9
	BRL	USD	0.2959	BRL	13.7	5.7
	CAD	Euro	1.4001	Euro	6.3	8.9
	CAD	JPY	0.0116	JPY	300.0	3.5
	CAD	MXN	0.0631	MXN	64.4	4.0
	CAD	USD	1.3193	USD	269.8	351.5
	Euro	CAD	1.4046	Euro	95.5	134.2
	Euro	NOK	0.1122	NOK	12.1	1.9
	Euro	SEK	0.1057	SEK	18.1	2.7
	NOK	Euro	0.1087	NOK	391.3	61.8
	SEK	Euro	0.1049	SEK	573.2	85.3
	USD	CAD	1.3174	USD	68.5	89.2

[a]	Exchange rates as at January 31, 2017 were used to translate notional amounts denominated in foreign currencies into Canadian dollars.

48

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

26.	FINANCIAL INSTRUMENTS [CONTINUED]

c)	Liquidity risk

Liquidity risk is defined as the Company’s exposure to the risk of not being able to meet its financial obligations. The Company manages its liquidity risk by continuously monitoring its operating cash requirements and by the use of its funding sources to ensure its financial flexibility and mitigate its liquidity risk (see Note 27).

The following table summarizes the financial liabilities instalments payable when contractually due as at January 31, 2018:

	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total amount
Trade payables and accruals	$ 805.5	$ —	$ —	$ —	$ 805.5
Long-term debt (including interest)	61.0	109.8	105.3	960.1	1,236.2
Derivative financial instruments	7.8	—	—	2.2	10.0
Other financial liabilities (including interest)	125.7	1.1	0.1	24.3	151.2
Total	$ 1,000.0	$ 110.9	$ 105.4	$ 986.6	$ 2,202.9

d)	Interest risk

The Company is exposed to the variation of interest rates on financial instruments mainly on its Credit Facilities. As at January 31, 2018, an increase or decrease of a 0.25 percentage base point would have resulted in a $2.6 million impact on consolidated net income and consolidated comprehensive income for the year ended January 31, 2018. As at January 31, 2017, an increase or decrease of a 0.25 percentage base point would have resulted in a $2.4 million impact on consolidated net income and consolidated comprehensive income for the year ended January 31, 2017. Percentages of variations of interest rates above are based on changes that might exist at the consolidated statement of financial position dates and have been applied on the Company’s financial instruments subject to interest rate changes.

e)	Credit risk

The Company could be exposed, in the normal course of business, to the potential inability of dealers, distributors and other business partners to meet their contractual obligations on financial assets and on amounts guaranteed under dealer and distributor financing agreements.

The Company considers that its credit risk associated with its trade receivables and its limited responsibilities under dealer and distributor financing agreements does not represent a significant concentration of risk and loss due to the large number of dealers, distributors and other business partners and their dispersion across many geographic areas. Moreover, the Company mitigates such risk by doing business through its own distribution channels and by monitoring independent dealers’ and distributor credit.

49

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

26.	FINANCIAL INSTRUMENTS [CONTINUED]

e)	Credit risk [continued]

The following table provides further details on receivables for which the Company considers to be exposed to credit risk as at January 31, 2018 and 2017:

	January 31, 2018	January 31, 2017
Trade and other receivables	$ 330.1	$ 326.7
Sales tax and other government receivables	(42.3)	(34.5)
Total exposed to credit risk	$ 287.8	$ 292.2

Not past due	$ 281.1	$ 282.7
Past due
Under 60 days	5.4	7.9
From 60 to 90 days	0.7	0.9
Over 90 days	2.7	3.2
Allowance for doubtful accounts	(2.1)	(2.5)
Total exposed to credit risk	$ 287.8	$ 292.2

The counterparties to the derivative financial instruments and restricted investments are all investment grade financial institutions, which the Company anticipates will satisfy their obligations under these contracts. Over the past years, the Company has not incurred significant losses related to credit risk on its financial assets.

As described in Note 28 b), the Company has provided financial guarantees to third party financing companies in case of dealers’ inability to meet their obligations under their financing agreements with the financing companies.

27.	CAPITAL MANAGEMENT

The Company’s primary uses of capital are for capital investments and working capital. Based on the current level of operations, management believes that cash on hand, cash flows from operations and available borrowings under the Credit Facilities will enable the Company to meet its working capital, capital expenditure, debt service and other funding requirements.

The Company’s capital is composed of long-term debt and shareholders’ equity. The Company’s aim is to maintain a level of capital that is adequate to meet several objectives, including an acceptable Leverage ratio in order to provide access to adequate funding sources to support current operations, pursue its internal growth strategy and maintain capital flexibility. The Company may repurchase subordinate voting shares for cancellation pursuant to a NCIB or SIB, issue capital stock, or vary the amount of dividends paid to shareholders.

The Company’s objective is to maintain a Leverage ratio of 3.5 or less, which was continuously achieved during the years ended January 31, 2018 and 2017.

50

BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

28.	COMMITMENTS AND CONTINGENCIES

In addition to the commitments and contingencies described elsewhere in these consolidated financial statements, the Company is subject to the following (all amounts presented are undiscounted):

a)	Operating leases

As at January 31, 2018, the Company’s minimum commitments under operating lease agreements were as follows:

Total amount
Less than 1 year	$ 31.4
1-3 years	55.1
4-5 years	47.1
More than 5 years	109.0
Total	$ 242.6

The Company’s expense under operating lease agreements was $33.8 million and $32.8 million for the years ended January 31, 2018 and 2017, respectively. The main future commitments under operating leases are attributable to the Company’s manufacturing facilities located in Finland and in Mexico, to offices located in Canada and to warehouses used for the distribution of parts, accessories and clothing. The Company is committed to lease these properties for periods extending up to 2033.

b)	Dealer and distributor financing arrangements

The Company, most of its independent dealers and some of its independent distributors are parties to agreements with third-party financing service providers. These agreements provide financing to facilitate the purchase of the Company’s products and improve the Company’s working capital by allowing an earlier collection of accounts receivable from dealers and distributors.

The outstanding financing between the Company’s independent dealers and distributors and third-party finance companies amounted to $1,576.9 million and $1,605.0 million as at January 31, 2018 and 2017, respectively. The breakdown of outstanding amounts by country and local currency between the Company’s independent dealers and distributors with third-party finance companies were as follows:

	Currency	January 31, 2018	January 31, 2017
Total outstanding as at	CAD	$ 1,576.9	$ 1,605.0
United States	USD	877.4	867.1
Canada	CAD	386.6	377.6
Europe	Euro	38.1	36.8
Australia and New Zealand	AUD	53.6	44.8
Latin America	USD	0.3	1.2

Under the dealer and distributor financing agreements, in the event of default, the Company may be required to purchase, from the finance companies, new and unused products at the total unpaid principal balance of the dealer or distributor to the finance companies. In North America, the obligation is limited to the greater of U.S. $25.0 million ($30.7 million) or 10% of the last twelve-month average amount of financing outstanding under the financing agreements, whereas in Europe, the obligation is limited to the greater of U.S. $10.0 million ($12.3 million) or 10% of the last twelve-month average amount of financing outstanding under the financing agreements. In Australia and New Zealand, the obligation to repossess new and unused products is limited to the greater of AUD 5.0 million ($5.0 million) or 10% of the last twelve-month average amount of financing outstanding under the financing agreements.

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BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

28.	COMMITMENTS AND CONTINGENCIES [CONTINUED]

b)	Dealer and distributor financing arrangements [continued]

The maximum amount subject to the Company’s obligation to purchase new and unused products from the finance companies was $162.3 million as at January 31, 2018 ($145.0 million in North America, $12.3 million in Europe and $5.0 million in Australia and New Zealand).

For the year ended January 31, 2018, the Company has recorded a loss related to repossessed units amounting to $0.8 million (loss of $0.2 million for the year ended January 31, 2017).

c)	Guarantees under various agreements

In the normal course of business, the Company has entered into agreements that include indemnities in favour of third parties and which are customary in the industry, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, underwriting and agency agreements, information technology agreements, and service agreements. These indemnification agreements may require the Company to compensate counterparties for losses they incurred as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered as a consequence of the transaction.

The nature of these indemnification agreements prevents the Company from making a reasonable estimate of the maximum exposure due to the difficulties in assessing the amount of liability that stems from the unpredictability of future events and the unlimited coverage offered to counterparties. Historically, the Company has not made any significant payments under such or similar indemnification agreements.

The Company shall indemnify directors and officers of the Company for various losses including, but not limited to, all costs to settle suits or actions due to association with the Company, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. The term of the indemnification is not explicitly defined, but is limited to acts taking place during the period over which the indemnified party served as a trustee, director or officer of the Company. The maximum amount of any potential future payment cannot be reasonably estimated.

d)	Litigation

The Company intends to vigorously defend its position in litigation matters to which it is a party. Management believes the Company has recorded adequate provisions to cover potential losses in relation to pending legal actions. Additionally, the Company has a general liability insurance coverage for claims relating to injuries or damages incurred with the Company’s products. This insurance coverage limits the potential losses associated with legal claims related to product usage.

While the final outcome with respect to actions pending as at January 31, 2018 cannot be predicted with certainty, it is the management’s opinion that their resolution will not have material adverse effects on the Company’s future results of operations or cash flows, with the exception of the litigations disclosed in note 22 which, depending on their resolution, could have a material adverse effect on the Company’s future cash flows.

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BRP Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended January 31, 2018 and 2017

[Tabular figures are in millions of Canadian dollars, unless otherwise indicated]

29.	SEGMENT INFORMATION

Under IFRS 8 “Operating Segments”, the Company determined that it operates in a single operating segment for the years ended January 31, 2018 and 2017.

The following table provides geographic information on Company’s revenues, property, plant and equipment and intangible assets. The attribution of revenues was based on customer locations.

	Revenues		Property, plant and equipment and intangible assets
	Years ended		As at
	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
United States	$ 2,267.1	$ 2,119.8	$ 134.9	$ 126.2
Canada	773.5	736.9	502.6	486.6
Western Europe	330.4	332.6	43.5	41.8
Scandinavia	362.9	324.5	10.0	9.1
Asia Pacific	326.1	312.5	48.4	42.4
Eastern Europe	154.9	142.3	9.8	8.5
Latin America	145.3	115.6	0.7	1.2
Mexico	104.6	69.7	192.6	165.4
Austria	14.2	10.4	138.9	109.1
Africa	7.9	7.2	—	—
	$ 4,486.9	$ 4,171.5	$ 1,081.4	$ 990.3

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